                                  SCHEDULE 14C
                                 (RULE 14C-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[ ]   Preliminary Information Statement        [ ]   Confidential, for Use of the Commission
[X]   Definitive Information Statement         Only (as permitted by Rule 14c-5(d)(2))

                            HEIN-WERNER CORPORATION
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (check the appropriate box):

[ ] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1) Title of each class of securities to which transaction applies: Common Stock, $1.00 par value per share

2)  Aggregate number of securities to which transaction applies: 181,869

3) Per unit price or other underlying value computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $12.60

4)  Proposed maximum aggregate value of transaction: $2,291,549.40

5)  Total fee paid: $458.31*

[ ] Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)  Amount previously paid: $7,524*

2)  Form, Schedule or Registration Statement No.: Schedule 14D-1

3)  Filing Party: Snap-on Incorporated and Snap-on Pace Company

4)  Date Filed: May 4, 1998

---------------

* The amount previously paid assumed the purchase of 2,918,899 shares of common stock, $1.00 par value, of Hein-Werner Corporation (the "Company"), including the associated common share purchase rights (collectively, the "Shares"), which were outstanding as of April 27, 1998 at $12.60 per Share, and 101,847 Shares which were then subject to outstanding options at $12.60 per share less the exercise price of such options. As of June 15, 1998, there were 2,918,899 Shares outstanding (representing 2,737,030 Shares purchased by the Purchaser and 181,869 Shares held by persons other than the Purchaser), which total number of Shares is less than the number of Shares for which a filing fee was paid on May 4, 1998, pursuant to the Offer to Purchase. The total fee with respect to the securities to which this transaction applies is $458.31, which was previously paid as part of the $7,524 paid pursuant to the May 4, 1998
  Schedule 14D-1 filing.

                                HEIN-WERNER LOGO

                                                                   June 18, 1998

Dear Hein-Werner Corporation Shareholder:

     As announced on April 28, 1998, Hein-Werner Corporation (the "Company"), Snap-on Incorporated ("Parent"), a Delaware corporation, and Snap-on Pace Company (the "Purchaser"), a Wisconsin corporation and an indirect wholly-owned subsidiary of Parent, entered into the Agreement and Plan of Merger, dated as of April 27, 1998, which provides, among other things, for the merger of the Purchaser with and into the Company (the "Merger"). As a result of the Merger, the Company will be the surviving corporation and will become an indirect wholly-owned subsidiary of Parent. In the Merger, each outstanding share of common stock of the Company (other than shares held by the Company or owned by the Purchaser) will be converted into the right to receive $12.60 in cash, without interest thereon, all as more fully set forth and described in the accompanying Information Statement and the Merger Agreement, a copy of which is attached as Annex I to the Information Statement.

     On July 17, 1998, a special meeting of shareholders will be held for the purpose of approving and adopting the Merger. The affirmative vote of 66 2/3% of the aggregate voting power of the outstanding shares of common stock of the Company will be necessary to approve the Merger. As a result of the consummation of the Purchaser's tender offer, the Purchaser owns and has the right to vote a sufficient number of outstanding shares to approve the Merger Agreement without the affirmative vote of any other shareholder, thereby assuring such approval.

     You are welcome to attend the special meeting; however, you are not being asked for a proxy and are requested not to send one. The accompanying Information Statement explains the terms of the Merger. Please read the accompanying Information Statement carefully.

     We appreciate your loyalty and support as a shareholder of our company in the past and your continued loyalty and support as we move forward with this transition to new ownership.

                                          On behalf of the Board of Directors,

                                          /s/ Joseph L. Dindorf

                                          Joseph L. Dindorf
                                          President and Chief Executive Officer
                                          Hein-Werner Corporation

                            HEIN-WERNER CORPORATION


                               2120 Pewaukee Road


                           Waukesha, Wisconsin 53188


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JULY 17, 1998

To the Shareholders of
HEIN-WERNER CORPORATION:

     NOTICE IS HEREBY GIVEN that a Special Meeting (the "Special Meeting") of Shareholders of Hein-Werner Corporation (the "Company") will be held at 2120 Pewaukee Road, Waukesha, Wisconsin 53188, on July 17, 1998, at 9:00 a.m., local time, for the following purposes:


     1. To consider the approval of the Agreement and Plan of Merger, dated as of April 27, 1998 (the "Merger Agreement"), by and among the Company, Snap-on Incorporated, a Delaware corporation ("Parent"), and Snap-on Pace Company, a Wisconsin corporation (the "Purchaser") and an indirect wholly-owned subsidiary of Parent. The Merger Agreement provides, among other things, for (i) the merger of the Purchaser with and into the Company (the "Merger"), with the Company to continue as the surviving corporation and (ii) the conversion of all of the issued and outstanding shares of common stock, $1.00 par value per share (the "Common Stock"), of the Company, including the associated common share purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), (other than Shares held by the Company or owned by the Purchaser and dissenting shareholders), into the right to receive $12.60 per Share in cash, without interest, all as more fully described in the accompanying Information Statement and the Merger Agreement, a copy of which is attached as Annex I to the Information Statement.


     2. The transaction of such other business as may properly come before the Special Meeting.

     The close of business on June 15, 1998 (the "Record Date"), has been fixed as the record date for the determination of holders of Shares entitled to receive notice and to vote at the Special Meeting.

     You are cordially invited to attend the Special Meeting; however, proxies are not being solicited for the Special Meeting. If you wish to vote your Shares, you or your representative must be present in person at the Special Meeting.


     SHAREHOLDERS AND BENEFICIAL SHAREHOLDERS WILL BE ENTITLED TO ASSERT DISSENTERS' RIGHTS UNDER SECTIONS 180.1301 THROUGH 180.1331 OF THE WISCONSIN BUSINESS CORPORATION LAW ("WBCL"). SHAREHOLDERS SHOULD READ THE INFORMATION STATEMENT AND ANNEX IV THERETO FOR A DESCRIPTION OF ALL STATUTORY PROVISIONS RELATED TO DISSENTERS' RIGHTS.


     You should not send any Share certificates at this time. You will receive a letter of transmittal following the consummation of the Merger. The letter of transmittal will give you instructions on where to send your Share certificates.

     NEITHER THE COMPANY NOR ITS MANAGEMENT IS SOLICITING YOUR PROXY.

                                          By Order of the Board of Directors,

                                          /s/ Maurice J. McSweeney

                                          Maurice J. McSweeney
                                          Secretary
Waukesha, Wisconsin

June 18, 1998

                            HEIN-WERNER CORPORATION
                               2120 PEWAUKEE ROAD
                           WAUKESHA, WISCONSIN 53188

                   ------------------------------------------
                             INFORMATION STATEMENT
                   ------------------------------------------

     This Information Statement is being furnished to holders of common stock, par value $1.00 per share (the "Common Stock"), of Hein-Werner Corporation, a Wisconsin corporation (the "Company"), including the associated common share purchase rights (the "Rights" and, together with the Common Sock, the "Shares"), in connection with the proposed merger (the "Merger") of Snap-on Pace Company, a Wisconsin corporation (the "Purchaser") and an indirect wholly-owned subsidiary of Snap-on Incorporated, a Delaware corporation (the "Parent"), with and into the Company, as contemplated by that certain Agreement and Plan of Merger, dated as of April 27, 1998, among the Purchaser, Parent and the Company (the "Merger Agreement"). As a result of the Merger, the Company will be the surviving corporation and will become an indirect wholly-owned subsidiary of Parent. In the Merger, each outstanding Share (other than Shares held by Parent, the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company, and by shareholders who perfect their dissenters' rights under Wisconsin law) will be converted into the right to receive $12.60 in cash, without interest thereon (the "Merger Consideration"). A copy of the Merger Agreement is attached hereto as Annex I.

     Shareholders are welcome to attend the Special Meeting; however, proxies are not being solicited for the meeting. If you wish to vote your Shares, you or your representative must be present in person at the Special Meeting.

     The close of business on June 15, 1998 (the "Record Date"), has been fixed as the record date for the determination of holders of Shares entitled to receive notice and to vote at the Special Meeting. At such time there were 2,918,899 Shares issued and outstanding. The presence in person or by proxy of the holders of a majority of the aggregate voting power of the issued and outstanding Shares will be necessary to constitute a quorum for the transaction of business at the Special Meeting. The affirmative vote of 66 2/3% of the aggregate voting power of the issued and outstanding Shares will be necessary to approve the Merger. Each Share is entitled to one vote, except that the voting power of Shares held by the Purchaser in excess of 20% of the aggregate voting power of the outstanding Shares is limited to 10% of the full voting power of such Shares pursuant to Section 180.1150 of the Wisconsin Business Corporation Law (the "WBCL"). As a result of the consummation of the Offer (as defined herein), the Purchaser owns approximately 93.7% of the outstanding Shares and intends to vote all such Shares for the Merger. Accordingly, the approval of the Merger Agreement at the Special Meeting is assured without the affirmative vote of any other shareholder.

     YOU ARE URGED TO REVIEW THIS INFORMATION STATEMENT CAREFULLY TO DECIDE WHETHER TO ACCEPT THE MERGER CONSIDERATION OR TO EXERCISE DISSENTER'S RIGHTS UNDER SECTIONS 180.1301 THROUGH 180.1331 OF THE WBCL. SEE "DISSENTERS' RIGHTS" BELOW AND ANNEX IV ATTACHED HERETO FOR A DESCRIPTION OF ALL STATUTORY PROVISIONS RELATED TO DISSENTERS' RIGHTS.

     This Information Statement is first being mailed to shareholders on or about June 18, 1998, to the holders of record of the Shares at the close of business on June 15, 1998.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. PLEASE DO NOT SEND IN ANY OF YOUR SHARE CERTIFICATES AT THIS TIME.

               The Information Statement is dated June 18, 1998:

                               TABLE OF CONTENTS

                                                               PAGE
SUMMARY.....................................................     1
  The Companies.............................................     1
  General...................................................     1
  Procedure for Receipt of Merger Consideration.............     2
  Dissenters' Rights........................................     2
  The Merger................................................     2
  Source and Amount of Funds................................     3
  Selected Financial Information of the Company.............     3
  Price Range of the Shares; Dividends......................     4
GENERAL.....................................................     6
THE SPECIAL MEETING.........................................     6
PROCEDURE FOR RECEIPT OF MERGER CONSIDERATION...............     7
  Surrender and Payment for Shares..........................     7
  Book-Entry Transfer.......................................     8
  Signature Guarantees......................................     8
  Determination of Validity.................................     8
  Backup Withholding........................................     8
DISSENTERS' RIGHTS..........................................     9
THE MERGER..................................................    10
  Background of Offer and the Merger........................    10
  Recommendation of the Board...............................    12
  Opinion of Financial Advisor..............................    13
  Purpose of the Merger.....................................    14
  Certain Effects of the Offer and the Merger...............    14
  Plans for the Company.....................................    14
  Interests of Certain Persons in the Merger................    15
  Certain Federal Income Tax Consequences...................    17
  Accounting Treatment of the Merger........................    18
  Regulatory and Other Approvals............................    18
CERTAIN INFORMATION CONCERNING THE COMPANY..................    19
  General...................................................    19
CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.........    20
THE MERGER AGREEMENT........................................    20
  The Offer.................................................    20
  The Merger................................................    20
  Vote Required to Approve the Merger.......................    21
  Conditions to the Merger..................................    21
  Directors.................................................    22
  Conduct of Business of the Company........................    22
  No Solicitation...........................................    23
  Termination...............................................    25
  Fees and Expenses.........................................    26
  Employee Benefit Arrangements.............................    26
STOCK OPTION AGREEMENT......................................
SOURCE AND AMOUNT OF FUNDS..................................    27
PRICE RANGE OF SHARES; DIVIDENDS............................    27

                                                               PAGE
PRINCIPAL SHAREHOLDERS AND SHARE OWNERSHIP OF MANAGEMENT....    28
AVAILABLE INFORMATION.......................................    28
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    28

ANNEXES:

   Annex I     Agreement and Plan of Merger
   Annex II    Opinion of Financial Advisor
   Annex III   Directors Designated by Parent
               Wisconsin Business Corporation Law, Sections 180.1301
   Annex IV    through 180.1331

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Information Statement, including the Annexes hereto, or in the documents incorporated herein by reference. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained in this Information Statement, in the Annexes hereto and the documents incorporated by reference herein. Capitalized terms used in this Summary have the meanings ascribed to them elsewhere in this Information Statement. SHAREHOLDERS ARE URGED TO READ THIS INFORMATION STATEMENT AND THE ANNEXES HERETO IN THEIR ENTIRETY.

THE COMPANIES

     The Company. The Company designs, manufactures, markets and sells proprietary collision repair equipment worldwide, with operations centered in North America and Europe. The Company is a Wisconsin corporation with its principal executive offices at 2120 Pewaukee Road, Waukesha, Wisconsin 53188. The telephone number of the Company at such location is (414) 542-6611. For further information concerning the Company, see "CERTAIN INFORMATION CONCERNING THE COMPANY," "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     Parent. Parent is a leading manufacturer and distributor of high-quality hand tools, power tools, tool storage products, diagnostic equipment, shop equipment, emissions/safety equipment, collision repair equipment and systems, diagnostics software, business management software for automotive repair shops and related products and services. Parent's mission is to create value by providing innovative solutions to the transportation service and industrial markets worldwide; therefore, Parent's products and services are used mainly by professional technicians and managers in vehicle service and industrial applications. Customers include professional technicians, independent automotive repair and body shops, franchised service centers, speciality repair shops, automotive dealerships, vehicle manufacturers, industrial and government entities and other professional tool and equipment users.

     The Purchaser. The Purchaser is a newly incorporated Wisconsin corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. All of the outstanding capital stock of the Purchaser is owned indirectly by Parent. It is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

     The principal offices of Parent and the Purchaser are located at 10801 Corporate Drive, Kenosha, Wisconsin 53141-1430. The telephone number of Parent and the Purchaser at such location is (414) 656-5200. For further information concerning Parent and the Purchaser, see "CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER" and "AVAILABLE INFORMATION."

GENERAL

     This Information Statement is being delivered in connection with the proposed merger (the "Merger") of the Purchaser with and into the Company. As a result of the Merger, the Company will be the surviving corporation (the "Surviving Corporation") and will become an indirect wholly-owned subsidiary of Parent. In the Merger, each outstanding Share (other than Shares held by Parent, the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company, and by shareholders who perfect their dissenters' rights under Wisconsin law) will be converted into the right to receive $12.60 in cash, without interest thereon (the "Merger Consideration"). A copy of the Merger Agreement is attached hereto as Annex I.

     Pursuant to the Merger Agreement, the Purchaser commenced a cash tender offer on May 4, 1998, for all outstanding Shares, at a price of $12.60 per Share, net to the seller in cash (the "Offer"). The Offer expired at 12:00 midnight, New York City time, on Monday, June 1, 1998. At such time, Purchaser accepted for payment approximately 2,737,030 Shares validly tendered and not withdrawn. This amount represents approximately 93.7% of the issued and outstanding Shares.

PROCEDURE FOR RECEIPT OF MERGER CONSIDERATION

     Following the consummation of the Merger, a form of letter of transmittal and instructions for use in effecting the surrender of the Shares for payment will be sent under separate cover to all holders of Shares outstanding immediately prior to the Merger. The letter of transmittal must be completed as directed and returned with certificates representing such Shares, or such Shares must be delivered by book-entry transfer. Checks for the Merger Consideration will be sent to shareholders as soon as practicable after receipt of the letters of transmittal and the certificates or Shares, as applicable. See "PROCEDURE FOR RECEIPT OF MERGER CONSIDERATION."

DISSENTERS' RIGHTS

     Under the WBCL, holders of Shares who do not vote to approve the Merger and who otherwise strictly comply with the applicable requirements of the WBCL may have the right to dissent from the Merger and demand payment in cash of the "fair value" of their Shares. See "DISSENTERS' RIGHTS" and Annex IV hereto.

THE MERGER

     Background to the Offer and the Merger. For a description of events leading to the approval of the Merger Agreement by the Board of Directors of the Company, see "THE MERGER -- Background to the Offer and the Merger."

     Approval of the Board. On April 27, 1998, the Board of Directors of the Company (the "Company Board") unanimously approved the Offer and the Merger and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's shareholders, and unanimously recommended that the Company's shareholders accept the Offer and tender all of their Shares thereunder and approve and adopt the Merger Agreement and the Merger. See "THE MERGER -- Recommendation of the Board of Directors."

     Interest of Certain Persons in the Merger. Certain existing and former members of the Company's management and the Company Board (as well as employees of the Company) have interests in the Merger other than as shareholders relating to, among other things, (i) the acceleration of the exercisability of outstanding options to purchase Shares and the exchange of outstanding options for a cash payment and (ii) the terms of certain severance agreements between the Company and certain executive officers, providing for cash payments and other benefits upon and, under certain circumstances, following a change of control of the Company (which would include the Offer and the Merger). See "THE MERGER -- Interests of Certain Persons in the Merger."

     Opinion of Financial Advisor. Credit Suisse First Boston ("CSFB") acted as financial advisor to the Company in connection with the Offer and the Merger and delivered its written opinion dated April 27, 1998 to the Company that, as of the date of such opinion, the cash consideration to be received by the shareholders of the Company in the Offer and the Merger was fair to such shareholders from a financial point of view. The full text of the CSFB opinion is set forth in Annex II hereto and is incorporated herein by reference. Shareholders are urged to read the CSFB opinion carefully and in its entirety. See "THE MERGER -- Opinion of Financial Advisor."

     Purpose of the Merger. The purpose of the Merger is to enable Parent, through the Purchaser, to acquire the remaining equity interest in the Company not currently owned by Purchaser. The first step in the acquisition of the Company was the Offer by the Purchaser to acquire all of the outstanding Shares. The Merger, as the second step, is intended to complete the acquisition of any Shares not acquired by the Purchaser in the Offer. See "THE MERGER -- Purpose of the Merger."

     Conditions to the Merger. The respective obligations of Parent, the Purchaser and the Company to consummate the Merger and the transactions contemplated thereby are subject to the satisfaction or waiver in writing, at or before the Effective Time, of certain conditions, including: (i) to the extent required under the Company's articles of incorporation or applicable law, the shareholders of the Company shall have duly approved the transactions contemplated by the Merger Agreement; and (ii) the consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any governmental entity, and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any governmental entity that prevents the consummation of the Merger. See "THE MERGER AGREEMENT -- Conditions to the Merger."

     Certain Federal Income Tax Consequences. The exchange of Shares for cash, pursuant to the Merger, will be a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local and other tax laws. See "THE MERGER -- Certain Tax Consequences of the Merger."

     Regulatory Matters. The waiting period under the Hart-Scott-Rodino Act was terminated on May 23, 1998. Parent received clearance from the German Federal Cartel Office to consummate the Offer and the Merger on May 29, 1998. No other regulatory approval is required for the Merger. See "THE MERGER -- Regulatory Matters."

SOURCE AND AMOUNT OF FUNDS

     Parent has estimated that the total amount of funds required by the Purchaser to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses, will be approximately $44 million. Of such amount, approximately $34.49 million was used to purchase Shares tendered pursuant to the Offer. The funding of the Offer has been, and the funding of the Merger will be, obtained from available borrowings under Parent's existing unsecured lines of credit and working capital. See "SOURCE AND AMOUNT OF FUNDS."

SELECTED FINANCIAL INFORMATION OF THE COMPANY

     Set forth below is certain summary consolidated financial data for the Company's last three fiscal years, as contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as well as the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 1998. More comprehensive financial information is included in such reports and other documents filed by the Company with the Securities and Exchange Commission (the "Commission") and incorporated herein by reference, and the following summary consolidated financial data are qualified in their entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents are available for inspection, and copies thereof are obtainable in the manner set forth below under "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                            HEIN-WERNER CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                    THREE MONTHS ENDED
                                                FISCAL YEARS ENDED DECEMBER 31,    ---------------------
                                               ---------------------------------   MARCH 28,   MARCH 29,
                                                 1997        1996        1995        1998        1997
                                               ---------   ---------   ---------   ---------   ---------
                                                                                        (UNAUDITED)
Income Statement of Data
  Net sales from continuing operations.......   $39,037     $41,696     $41,819     $ 8,873     $ 9,599
  Net income from continuing operations......     1,337       1,908         892         221         351
  Net income.................................     6,299       2,176       1,013         221         270
  Earnings per share from continuing
     operations -- basic.....................      0.46        0.66        0.31        0.08        0.12
  Earnings per share -- basic................      2.17        0.75        0.35        0.08        0.09
  Earnings per share from continuing
     operations -- diluted...................      0.42        0.57        0.26        0.08        0.11
  Earnings per share -- diluted..............      1.96        0.69        0.32        0.08        0.09


---------------

(1) Per share data has been restated to give effect to stock dividends paid through January 23, 1998.

                                                      DECEMBER 31,
                                               ---------------------------   MARCH 28,   MARCH 29,
                                                1997      1996      1995       1998        1997
                                               -------   -------   -------   ---------   ---------
                                                                                  (UNAUDITED)
Balance Sheet Data
  Total assets...............................  $37,348   $45,598   $49,657    $35,267     $42,782
  Long-term debt, excluding current
     installments............................      310    10,161    10,902        267      10,549
Cash dividends declared per common share.....  $    --   $    --   $    --    $    --     $    --

PRICE RANGE OF THE SHARES; DIVIDENDS


     The Shares are currently listed on American Stock Exchange (the "AMEX") under the symbol "HNW." The following table sets forth, for each of the periods indicated, the high and low sales price per Share on the AMEX.



                                                                  HIGH       LOW
                                                                --------    ------
1996
  First Quarter.............................................    $  6.375    $4.250
  Second Quarter............................................       8.750     5.813
  Third Quarter.............................................       8.000     5.750
  Fourth Quarter............................................       7.250     6.250
1997
  First Quarter.............................................    $  7.500    $6.375
  Second Quarter............................................       8.250     6.375
  Third Quarter.............................................       8.375     7.250
  Fourth Quarter............................................       8.375     6.875
1998
  First Quarter.............................................    $  8.063    $6.375
  Second Quarter (through June 16, 1998)....................      12.563     6.438

     On April 27, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Parent and the Purchaser, the closing sales price of the Shares on the AMEX was $8.250 per Share. On May 1, 1998, the last full trading day prior to the commencement of the Offer, the closing sales price of the Shares on the AMEX was $12.438 per Share and on June 16, 1998, the last full trading day prior to the printing of this Information Statement, the closing sales price of the Shares on the AMEX was $12.438 per share.


     The Company paid a 5% stock dividend on (i) January 24, 1997 to shareholders of record on January 3, 1997 and (ii) January 23, 1998 to shareholders of record on January 2, 1998. The Company's current credit agreement contains a restriction against the payment of cash dividends. The Merger Agreement provides that, without the prior written consent of Parent, the Company will not declare, set aside or pay any dividend on or make any other distribution in respect of its capital stock.

     SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

                                    GENERAL

     This Information Statement is being delivered in connection with the proposed merger of Purchaser with and into the Company. As a result of the Merger, the Company will become an indirect wholly-owned subsidiary of Parent, and each outstanding Share (other than Shares held by Parent, the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company, and by shareholders who perfect their dissenters' rights under Wisconsin law) will be converted into the right to receive $12.60 in cash, without interest thereon. A copy of the Merger Agreement is attached hereto as Annex I.

     The Merger is the second and final step in the acquisition of the Company by Parent. The first step was a tender offer by Purchaser to acquire all of the outstanding Shares at $12.60 per Share, net to the seller in cash. The Offer has been completed, and Purchaser accepted for payment approximately 2,737,030 Shares validly tendered and not withdrawn. This amount represents approximately 93.7% of the issued and outstanding Shares. The Merger is intended to complete the acquisition of any Shares not acquired by Purchaser pursuant to the Offer.

                              THE SPECIAL MEETING

     The Special Meeting will be held at 9:00 a.m., local time, on July 17, 1998, at 2120 Pewaukee Road, Waukesha, Wisconsin 53188, for the purpose of approving the Merger Agreement, as required under the WBCL.

     At the date of this Information Statement, the Company Board does not know of any business to be presented at the Special Meeting other than as set forth in the notice accompanying this Information Statement.

     Only holders of record of Shares outstanding at the close of business on June 15, 1998 (the "Record Date") are entitled to vote at the Special Meeting. On the Record Date, there were approximately 376 holders of record, with 2,918,899 Shares issued and outstanding. The presence in person or by proxy of the holders of a majority of the aggregate voting power of the aggregate voting power of the Shares outstanding will be necessary to constitute a quorum for the transaction of business at the Special Meeting. Under the WBCL, the affirmative vote of 66 2/3% of the aggregate voting power of the issued and outstanding Shares will be necessary to approve the Merger. Each Share is entitled to one vote, except that the voting power of Shares held by the Purchaser in excess of 20% of the aggregate voting power of the outstanding Shares is limited to 10% of the full voting power of such Shares pursuant to Section 180.1150 of the WBCL. As a result of the consummation of the Offer, Purchaser owns approximately 93.7% of the outstanding Shares and intends to vote all such Shares for the Merger. Accordingly, the approval of the Merger Agreement at the Special Meeting is assured without the affirmative vote of any other shareholder.

     SHAREHOLDERS ARE ENTITLED TO EXERCISE DISSENTERS' RIGHTS UNDER THE WBCL AS A RESULT OF THE MERGER. SEE "DISSENTERS' RIGHTS" AND ANNEX IV HERETO.

                 PROCEDURE FOR RECEIPT OF MERGER CONSIDERATION

SURRENDER AND PAYMENT FOR SHARES

     The Company has designated Firstar Trust Company to act as Paying Agent (the "Paying Agent") under the Merger Agreement. At the effective time of the Merger (the "Effective Time"), Parent will make available to the Paying Agent, for the benefit of the holders of outstanding Shares, the funds necessary to make the payments due to such holders.

     As soon as reasonably practicable after the Effective Time, the Paying Agent will mail to each holder of a certificate which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), (i) a form of letter of transmittal specifying that delivery will be effected, and risk of loss and title to such Certificate will pass, only upon proper delivery of such Certificate to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. For a shareholder to validly surrender Shares pursuant to the Merger, a Certificate for surrendered Shares, together with a properly completed and duly executed letter of transmittal and any other required documents, must be received by the Paying Agent at one of its addresses set forth on the letter of transmittal or such Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) must be received by the Paying Agent). Until surrendered, such Certificates will represent solely the right to receive the Merger Consideration with respect to each of the Shares represented thereby. If payment is to be made to a person other than the person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Paying Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. The Surviving Corporation or the Paying Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of Shares pursuant to the Merger Agreement, such amounts as are required to be deducted and withheld under any provision of Federal, state, local or foreign tax law with respect to the making of such payment. To the extent that amounts are so withheld, such amounts will be treated for all purposes as having been paid to the shareholder in respect of whom such deduction and withholding was made by the Surviving Corporation or the Paying Agent. In no event will the holder of any surrendered Certificate be entitled to receive interest on any of the Merger Consideration. None of the Paying Agent, the Company, Parent or Purchaser will be liable to a holder of Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to which the holder is entitled to receive pursuant to the Merger Agreement.

     Pursuant to the Merger Agreement, any portion of the funds made available to the Paying Agent for the payment of Merger Consideration which remains unclaimed by the holders of Shares one year after the Effective Time, will be delivered to Parent upon demand of Parent, and any former shareholders of the Company will thereafter look only to Parent for payment of their claim for the Merger Consideration for the Shares.

     At the Effective Time, the stock transfer books of the Company will be closed, and no transfer of Shares will thereafter be made. Subject to any applicable abandoned property, escheat or similar laws, if after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they will be canceled and exchanged as described in the preceding paragraphs.

BOOK-ENTRY TRANSFER

     The Paying Agent will establish an account with respect to the Shares at The Depository Trust Company and the Philadelphia Securities Depository Trust Company (the "Book-Entry Transfer Facilities") for purposes of the Merger. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Paying Agent's account in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer into the Paying Agent's account at a Book-Entry Transfer Facility, the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must, in any case, be transmitted to, and received by, the Paying Agent at one of its addresses set forth on the transmittal letter, or the surrendering shareholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of Shares into the Paying Agent's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Paying Agent.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE SURRENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

SIGNATURE GUARANTEES

     Except as otherwise provided below, all signatures on a letter of transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). Signatures on the letter of transmittal need not be guaranteed (a) if the letter of transmittal is signed by the registered holder (which term, for purposes of this section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares surrendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal or (b) if such Shares are surrendered for the account of an Eligible Institution. If the Certificates are registered in the name of a person other than the signer of the letter of transmittal, or if payment is to be made or Certificates not surrendered or not accepted for payment are to be returned to a person other than the registered holder of such Certificates, then the surrendered Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name of the registered holders or owners appear on the Certificates, with the signatures on the Certificates or stock powers guaranteed as described above.

DETERMINATION OF VALIDITY

     All questions as to the validity, form, eligibility and acceptance of any surrender of Certificates will be determined by Parent in its sole discretion, which determination will be final and binding.

BACKUP WITHHOLDING

     In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Merger, a shareholder surrendering Certificates in the Merger must provide the Paying Agent with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Merger should complete and sign the main signature form and the Substitute Form W-9 included as part of the letter of transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Parent and the Paying Agent). Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Paying Agent, in order to avoid backup withholding.

                               DISSENTERS' RIGHTS

     Under Sections 180.1301 through 180.1331 of the WBCL, dissenters' rights may be available to holders of Shares and beneficial shareholders (each a "Dissenting Shareholder"), subject to the procedures described therein, to object to the Merger and demand payment of the "fair value" of their Shares in cash in connection with the consummation of the Merger. Dissenters' rights are available if the Merger is a "business combination" (as defined in Section 180.1130(3) of the WBCL), or if the Shares are not registered on a national securities exchange or quoted on the Nasdaq National Market on the record date for notice to the shareholders of a special meeting to vote on the Merger. If the Merger is a "business combination" and dissenters' rights are available, the "fair value" of the Shares will be determined pursuant to Section 180.1130(9)(a) of the WBCL with reference to the public market price of the Shares if available, or otherwise as determined in good faith by the Company's Board of Directors. The "fair value," as so determined, could be more or less than the value per Share to be paid pursuant to Offer and the Merger.

     On the Record Date, the Merger qualified as "business combination" under the WBCL and shareholders of the Company therefore have the right to dissent from the Merger Agreement. To receive in cash the fair value of their Shares, such Dissenting Shareholders are required to follow certain procedures set forth in the WBCL. The following is a brief summary of such procedures, which does not purport to be complete and is qualified by reference to the actual statutes. HOLDERS OF SHARES SHOULD READ ANNEX IV HERETO FOR A DESCRIPTION OF ALL STATUTORY PROVISIONS RELATED TO DISSENTERS' RIGHTS.

     Pursuant to Section 180.1321 of the WBCL, any owner or beneficial owner of Shares desiring to assert dissenters' rights shall do all of the following: (i) deliver to the Company, before the vote to approve the Merger Agreement is taken, written objection to the Merger Agreement which includes such Dissenting Shareholder's intent to demand payment for such Shares if the proposed Merger Agreement is effectuated, and (ii) not vote in favor of the Merger Agreement. A Dissenting Shareholder who fails to satisfy both (i) and (ii) above is not entitled to payment for such Shares by the Company. A Dissenting Shareholder may object to the Merger Agreement with respect to less than all of such Shares. Company shareholders who wish to object must file written objections with the Company by mail, or by delivery in person to the principal office of the Company. Within ten (10) days after the Merger Agreement is approved at the Special Meeting, the Company will deliver a written dissenters' notice to each of its shareholders who has dissented to the Merger Agreement in accordance with
Section 180.1321 of the WBCL. Upon receipt of such notice, each Dissenting Shareholder has thirty (30) days to demand payment in writing and surrender the certificate or certificates representing such Shares with respect to which he or she has dissented. A Dissenting Shareholder who does not demand payment within the designated time period is not entitled to payment for his or her shares and shall be bound by the Merger Agreement. Upon receipt of a payment demand or on the day of the consummation of the Merger, whichever is later, the Company shall pay each Dissenting Shareholder who has demanded payment the amount that the Company estimates to be the fair value of such Shares, plus accrued interest. A Dissenting Shareholder, who does not agree with the Company's estimation of the fair value of his or her shares or the amount of interest due, must notify the Company of his or her estimate within (30) days after the Company made or offered payment for such Shares. If the Dissenting Shareholder and the Company cannot agree upon the fair value of the Shares or amount of interest due, the Company must file a petition in any court of competent jurisdiction in the county in which its principal office is located, requesting a finding and determination of the fair value of such Shares and the accrued interest thereon. If the Company fails to institute such a proceeding within sixty (60) days after the Dissenting Shareholder notifies the Company of his or her disagreement, the Company shall pay each of its dissenters whose demand remains unsettled, the amount demanded by such shareholder.

                                   THE MERGER

BACKGROUND OF OFFER AND THE MERGER

     From time to time over the last several years, Robert A. Cornog, Chairman, President and Chief Executive Officer of Parent, contacted Joseph L. Dindorf, President and Chief Executive Officer of the Company, to express Parent's interest in exploring the possibility of a business combination with the Company. On these occasions, Mr. Dindorf indicated that the Company was not then considering a sale or other extraordinary corporate transaction.

     In early 1996, Parent and the Company began preliminary discussions regarding the possibility of a potential business combination and, in connection therewith, entered into a confidentiality agreement under which Parent was furnished with certain limited financial and business information concerning the Company. During the period from November 1995 through April 1996, representatives of Parent held various discussions with Mr. Dindorf during which Mr. Dindorf responded to various questions from representatives of Parent. In July 1996, the Company and Parent agreed to terminate these preliminary discussions.

     Prior to and following the termination of the foregoing discussions, the Company analyzed various potential strategic options that might be available to the Company, including possible divestitures of one or more of its operating divisions and possible business combinations or alliances with other manufacturing companies. In 1997, pursuant to the Company's long-range restructuring plan, the Company sold its Great Bend Industries Division and its Winona Van Norman Division, used the proceeds of such divestitures to pay off virtually all of its debt and hired an outside consultant to assist the Company with strategic planning and the evaluation of acquisition candidates.

     On March 3, 1998, Mr. Cornog called Mr. Dindorf to express Parent's renewed interest in exploring a possible business combination with the Company and his willingness to meet and discuss the terms of such a possible transaction. Mr. Dindorf reiterated that the Company was not considering a sale and declined to meet with Mr. Cornog, but said he would discuss with the Board of Directors of the Company the possibility of having a meeting. Following this conversation, Mr. Cornog sent Mr. Dindorf a letter again expressing Parent's interest regarding a potential business combination with the Company.

     On March 12, 1998, a meeting of the Board of Directors of the Company was held during which Mr. Dindorf informed the Company's Board of Directors of his conversation with Mr. Cornog. After reviewing various matters, including the Company's recent financial performance and its long-range strategic plan, the Board of Directors of the Company directed Mr. Dindorf to advise Parent that the Company was not currently interested in pursuing a business combination and that the Board of Directors of the Company had determined that it was in the best long-term interests of the Company's shareholders for the Company to carry out its long-range restructuring plan. On March 19, 1998, Mr. Dindorf reported to representatives of Parent the decision of the Company's Board of Directors.

     On March 27, 1998, notwithstanding the Company's prior communication, Mr. Cornog telephoned Mr. Dindorf and expressed a strong interest in Parent effecting a business combination with the Company at a significant premium above the Company's current market price. After discussing the matter with the Company's directors, Mr. Dindorf agreed to a meeting with Mr. Cornog. On March 30, 1998, Messrs. Cornog and Dindorf met and discussed a variety of issues regarding a possible business combination, including a preliminary range of possible values. At the conclusion of the meeting, Mr. Dindorf agreed to convene a meeting of the Company's Board of Directors to consider Parent's expression of interest.

     On April 3, 1998, the Company's Board of Directors received a letter from Parent setting forth a preliminary proposal pursuant to which Parent would acquire all of the shares of the Company for $11.75 per share in cash. On that same day, the Board of Directors of the Company met and reviewed with management and the Company's outside counsel, Foley & Lardner, the options available to the Company. At the conclusion of the meeting, the Board of Directors of the Company directed management to retain CSFB as the Company's financial advisor to assist the Board in evaluating Parent's offer and to explore the Company's strategic alternatives.

     During the course of the next several days, CSFB met with the Company's management to review various alternatives available to the Company and also compiled, with the assistance of the Company's management, a list of entities that, in addition to Parent, may have an interest in effecting a business combination with the Company. Thereafter, CSFB contacted the various entities identified by Company management and CSFB to determine their interest in effecting a business combination with the Company. Following several preliminary discussions, each of the entities contacted ultimately advised CSFB that it was not presently interested in pursuing such a business combination. During this time, CSFB also engaged in discussions with Parent's financial advisors regarding a potential transaction with Parent.

     On April 15, 1998, the Board of Directors of the Company met to discuss the status of discussions with the various parties contacted by CSFB as well as the discussions between Parent and the Company. CSFB and the Company's management reviewed with the directors the steps taken to date. At this meeting, CSFB reported to the Board of Directors on various financial analyses it had undertaken and Foley & Lardner reviewed with the directors their fiduciary duties in connection with the consideration of a business combination. At the conclusion of the meeting, the Board authorized the Company and its representatives to pursue a negotiated transaction with Parent and Foley & Lardner was directed to prepare a draft merger agreement for transmittal to Parent providing for Parent's acquisition of the Company for cash. On April 17, 1998, a draft of such an agreement was provided to Parent. At the April 15 meeting, the Board of Directors also approved the extension of employment and severance agreements to selected key employees of the Company.

     Thereafter, representatives of Parent and representatives of the Company as well as Parent's and the Company's respective legal and financial advisors continued to discuss a possible business combination and negotiate the terms of a definitive merger agreement. During this period, the Company's management kept the Board of Directors of the Company informed of the ongoing discussions.

     On April 22, 1998, the Board of Directors of the Company met and CSFB and Foley & Lardner updated the Board on the status of discussions between representatives of Parent and the Company. In addition, Foley & Lardner reviewed with the Board the principal terms of the draft agreement that had been provided to Parent.

     Beginning on April 23, 1998 and through the afternoon of April 27, 1998, representatives of the Company and the Company's legal advisors met with representatives of Parent and Parent's legal advisors to negotiate the terms of a definitive merger agreement and the related agreements. Following execution of a confidentiality agreement, on April 23, 1998, representatives of Parent met with certain members of senior management of the Company to discuss certain due diligence matters. The negotiations among the parties culminated on April 27, 1998 in the Company and Parent agreeing upon a form of definitive merger agreement and related agreements, subject to approval of the Company's Board of Directors. On the same date, after agreement was reached on a definitive merger agreement, Parent and Mr. Dindorf agreed upon the form of a definitive employment and consulting agreement pursuant to which Mr. Dindorf would remain employed by the Company following the consummation of the transactions contemplated by the Merger Agreement.

     Later on April 27, 1998, the Board of Directors of the Company met and reviewed with counsel the final terms of the Merger Agreement, the Stock Option Agreement and the Employment and Consulting Agreement. Counsel also reviewed with the directors their fiduciary obligations in connection with the consideration of a transaction such as the one proposed with Parent. At the April 27 meeting, CSFB delivered its written opinion to the Company's Board of Directors to the effect that, as of such date and based upon and subject to the various considerations set forth in such opinion, the proposed cash purchase price of $12.60 per share to be received by the shareholders of the Company in the Offer and the Merger was fair to such shareholders from a financial point of view. The Board then discussed the presentations it had received at this and other Board meetings and unanimously approved the Merger Agreement and the Stock Option Agreement and the transactions contemplated thereby, and authorized their execution. The Board of Directors also unanimously approved the Employment and Consulting Agreement as well as an amendment to the Change of Control Agreement between the Company and Mr. Dindorf in order to facilitate Mr. Dindorf's entering into the Employment and Consulting Agreement.

     On April 27, 1998, the Merger Agreement, the Stock Option Agreement, the Employment and Consulting Agreement and various other transaction documents were executed.

     Following execution of the foregoing documents, a joint press release announcing the execution of the definitive agreements was issued by Parent and the Company on April 28, 1998.

     On May 4, 1998, Parent and Purchaser commenced the Offer.

     The Offer expired on Monday, June 1, 1998, at 12:00 midnight, New York City time. Pursuant to the Offer, Purchaser accepted for payment and purchased approximately 2,737,030 Shares, at a price of $12.60 per Share. As a result of the Offer, Purchaser owns of record approximately 93.7% of the issued and outstanding Shares, which includes all the Shares held by the directors and executive officers of the Company prior to the Offer.

     Following the consummation of the Offer, pursuant to the Merger Agreement, O.A. Friend, J.S. Jones, D.J. Schuetz and D.L. Krause resigned as directors of the Company and B.M. Beronja, D.S. Huml, M.F. Montemurro and S.F. Marrinan, each an officer of Parent or a subsidiary of Parent, were appointed to the Company Board to fill the resulting vacancies. Biographical data for B.M. Beronja, D.S. Huml, M.F. Montemurro and S.F. Marrinan are set forth in Annex III hereto.

RECOMMENDATION OF THE BOARD

     Prior to approving the Merger Agreement, the Stock Option Agreement, the Offer and the Merger, and the other transactions contemplated thereby, the Board of Directors of the Company held meetings on March 12, April 3, April 15, April 22 and April 27, 1998. At its meeting on April 27, 1998, the Board of Directors of the Company received final reports from senior management, legal counsel and CSFB and approved the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby. In approving the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby and recommending that the shareholders of the Company tender their Shares pursuant to the Offer, the Board of Directors of the Company considered a number of factors, including:

          1. the financial and other terms of the Offer, the Merger and the Merger Agreement;

          2. the trading price of the Shares over the last five years and that the $12.60 per Share Offer Price represents a premium of 52.7% over the closing sales price of the Shares on the American Stock Exchange on April 27, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement;

          3. presentations by senior management and CSFB (at such meeting and at previous meetings of the Board of Directors) regarding the financial condition, results of operations, business and prospects of the Company;

          4. the results of the process undertaken to identify and solicit indications of interest from other third parties regarding a potential business combination transaction;

          5. the terms and conditions of the Merger Agreement, including provisions that (i) although prohibiting the Company and its representatives from soliciting or initiating any Acquisition Transaction, permit the Company and its representatives to furnish information to, and negotiate and otherwise engage in discussions with, any third party in response to an unsolicited written Superior Proposal and (ii) permit the Company to terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal, subject to payment of a termination fee of $1,000,000 plus reimbursement of out-of-pocket expenses of Parent and the Purchaser of up to $350,000;

          6. Parent's financial condition and ability to cause the Purchaser to meet its obligations under the Merger Agreement;

          7. the alternatives available to the Company in light of the consideration proposed to be received for the Shares pursuant to the Offer and the Merger, including continuing to maintain the Company as an independent company or engaging in an extraordinary transaction;

          8. legal matters relating to the Offer and the Merger, including the review provided for under the HSR Act with respect to the antitrust implications of the Offer, and the terms of the Offer and the Merger Agreement related thereto;

          9. the familiarity of the Board of Directors with the business, results of operations, properties and financial condition of the Company and the nature of the industry in which it operates;

          10. the written opinion of CSFB to the effect of the date of such opinion, the $12.60 per Share cash consideration to be received by the shareholders of the Company in the Offer and the Merger is fair to such shareholders from a financial point of view. A copy of the written opinion of CSFB dated April 27, 1998, which sets forth the factors considered, assumptions made and limitations on the review conducted by CSFB, is attached as Annex II hereto, and is incorporated herein by reference; and

          11. the proposed structure of the Offer and the Merger involving an immediate cash tender offer followed by a merger for the same consideration and the fact that there is no financing or due diligence contingency to the Offer. In this connection, the Board of Directors also considered the likelihood that the proposed acquisition would be consummated, including the likelihood of satisfaction of the conditions to the Offer and the Merger contained in the Merger Agreement, and the risks to the Company if the acquisition were not consummated.

     The Board of Directors of the Company evaluated the factors listed above in light of the directors' knowledge of the business and operations of the Company and in their business judgment. In view of the variety of factors considered in connection with its evaluation of the Merger Agreement and the Offer, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board of Directors may have given different weights to different factors. The foregoing discussion of the information and factors considered and given weight by the Board of Directors is not intended to be exhaustive.

OPINION OF FINANCIAL ADVISOR

     As described above, CSFB delivered its written opinion to the Board on April 27, 1998, that, based upon and subject to the matters set forth therein and as of the date thereof, the cash consideration to be received by the shareholders of the Company in the Offer and the Merger was fair to such shareholders of the Company from a financial point of view.

     A COPY OF THE WRITTEN OPINION OF CSFB, WHICH SETS FORTH THE FACTORS CONSIDERED, ASSUMPTIONS MADE AND LIMITATIONS ON THE REVIEW CONDUCTED BY CSFB, IS ATTACHED HERETO AS ANNEX II AND INCORPORATED HEREIN BY REFERENCE.

     Pursuant to a letter agreement, dated April 6, 1998 (the "Engagement Letter"), between the Company and CSFB, the Company engaged CSFB to act as its exclusive financial advisor to evaluate the Offer and to review financial and strategic alternatives to maximize the Company's value and, if requested, to render an opinion regarding the terms of any Sale (as defined in the Engagement Letter) from a financial point of view. Pursuant to the Engagement Letter, the Company will pay CSFB for its services in connection with the Offer and the Merger a transaction fee of $1.0 million. In addition, the Company agreed to reimburse CSFB for its out-of-pocket expenses including reasonable fees and expenses of its legal counsel, incurred by CSFB in connection with the Engagement Letter and to indemnify CSFB against certain liabilities, including liabilities arising under federal securities laws.

     The Company retained CSFB based on its experience and expertise. CSFB is an internationally recognized investment banking and advisory firm. CSFB, as part of its investment banking business, is continuously engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, CSFB and its affiliates may actively trade the debt and equity securities of both the Company and Parent for its and its affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Except as set forth above, neither the Company nor any person acting on its behalf has or currently intends to employ, retain or compensate any person to make solicitations or recommendations to the shareholders of the Company on its behalf with respect to the Merger.

PURPOSE OF THE MERGER

     The purpose of the Merger is to enable Parent, through Purchaser, to acquire the remaining equity interest in the Company not currently owned by Purchaser. As a result of the Merger, the Company will become an indirect wholly-owned subsidiary of Parent, and each outstanding Share will be converted into the right to receive $12.60 in cash, without interest thereon.

     The Merger is the second and final step in the acquisition of the Company by Parent. The Offer was the first step which resulted in Purchaser owning approximately 93.7% of the outstanding Shares. The Merger will allow Purchaser to acquire all outstanding Shares not tendered and purchased pursuant to the Offer.

     The acquisition of the Company has been structured as a cash tender offer and a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the public shareholders of the Company to Parent. The purchase of Shares pursuant to the Offer increased the likelihood that the Merger will be consummated.

CERTAIN EFFECTS OF THE OFFER AND THE MERGER

     As a result of the Merger, Parent will own indirectly the entire equity interest in the Company. Therefore, following the Merger, present holders of Shares will no longer have an equity interest in the Company and will no longer share in future earnings and potential growth of the Company, if any. Instead each holder of Shares immediately prior to the Effective Time will have the right to receive the Merger Consideration to which such holder is entitled under the Merger Agreement.

     Public trading of the Shares on the AMEX will cease immediately following the Merger. Accordingly, the Shares will no longer meet the quantitative requirements for continued inclusion on the AMEX and the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated upon application of the Company to the Commission. The termination of registration of the Shares under the Exchange Act will result in the suspension of the Company's obligation to file reports pursuant to Section 15(d) thereunder.

PLANS FOR THE COMPANY

     Upon the consummation of the Merger, the separate existence of the Purchaser will cease and the Company will continue its existence as the Surviving Corporation. The Surviving Corporation will retain the name of the Company and will possess all the rights, privileges, immunities, powers, liabilities and duties of the Company.

     Parent is conducting a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Merger. Such changes could include changes in the Company's business, corporate structure, charter, bylaws, capitalization, Board of Directors, management or dividend policy, although, except as noted in this Statement, Parent has no current plans with respect to any such matters.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain existing and former members of the Company's management and the Company Board (as well as other employees of the Company) have certain interests in the Merger that are described below that are in addition to their interests as shareholders generally. The Company Board took these interests into account in approving and adopting the Merger Agreement and the transactions contemplated thereby.

COMPANY OPTION PLAN

     In accordance with the Merger Agreement, the Company took all actions necessary so that, pursuant to the terms of the Company's 1987 Stock Option and Incentive Plan (the "Option Plan"), immediately following the date the Shares were purchased by the Purchaser in the Offer (the "Acceptance Date"), (i) each outstanding option to purchase Shares (an "Option") granted under the Option Plan, whether or not then exercisable or vested, became fully exercisable and vested, (ii) each Option which was then outstanding was cancelled and (iii) in consideration of such cancellation, immediately following the Acceptance Date, the Company, pursuant to the terms of the Option Plan, paid to such holders of Options an amount in respect thereof equal to the product of (x) the excess of the Offer Price over the exercise price thereof and (y) the number of Shares subject thereto (net of taxes required by law to be withheld with respect thereto).

EMPLOYMENT AND CONSULTING AGREEMENT

     Parent requested, as an inducement for Parent and the Purchaser to enter into the Merger Agreement, that Joseph L. Dindorf, President and Chief Executive Officer of the Company, enter into an Employment and Consulting Agreement (the "Employment and Consulting Agreement") with Parent and the Company. Such agreement, which was entered into on April 27, 1998, provides for Mr. Dindorf's employment by the Company from the Acceptance Date until December 31, 1998 and for Mr. Dindorf to serve as a consultant thereafter until December 31, 2000. Mr. Dindorf is entitled to a base salary of $25,000 per month through December 31, 1998 and consulting fees at an annual rate of $250,000 and $200,000 for the years 1999 and 2000, respectively. Mr. Dindorf is also entitled to certain fringe benefits. If there is a termination of Mr. Dindorf's services under the Employment and Consulting Agreement by Mr. Dindorf for good reason or by Parent other than by reason of death, disability or for cause (as such terms are defined in the Employment and Consulting Agreement), Mr. Dindorf will be entitled to a severance payment equal to the aggregate of all unpaid amounts he would have been entitled to receive under the Employment and Consulting Agreement as if he had continued in the employ of the Company, and/or had continued to provide consulting services to the Company, for the remainder of the employment and/or consulting terms, and he will continue to be entitled to receive the insurance coverage provided to him and his dependents prior to his termination for a certain period.

     The foregoing is a summary of certain provisions of the Employment and Consulting Agreement. This summary is not a complete description of the terms and conditions of the Employment and Consulting Agreement and is qualified in its entirety by reference to the full text of the Employment and Consulting Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-9 filed by the Company on May 4, 1998 (the "Schedule 14D-9").

CHANGE OF CONTROL AGREEMENTS

     Since 1984, the Company maintained a Change of Control Agreement with Joseph L. Dindorf which provided for the payment of certain severance and other benefits upon termination of the employment of Mr. Dindorf within one or two years (depending on the circumstances) following a change of control of the Company. On April 27, 1998, the Board of Directors of the Company approved the offering to Mr. Dindorf of an amendment to his Change of Control Agreement, and the Company and Mr. Dindorf subsequently entered into Amendment No. 1 to such agreement. Pursuant to the amended Change of Control Agreement, Mr. Dindorf will be entitled to receive a lump-sum cash payment of $995,000 immediately upon a change of control of the Company. For purposes of this agreement, a change of control is defined as the acquisition, by any person, organization or association of persons or organizations of more than 30% of the Shares. The amended Change of Control Agreement also provides that in the event any portion of the benefits under the agreement or under any other agreement for Mr. Dindorf would constitute an "excess parachute payment" for purposes of the Code, benefits will be reduced so that Mr. Dindorf will be entitled to receive one dollar less than the maximum amount which he could receive without becoming subject to the 20% excise tax imposed by the Code or certain excess payments, or which the Company may pay without loss of deduction under the Code. The acquisition or more than 30% of the Shares pursuant to the Offer will constitute a change of control for purposes of the agreement. In connection with the execution of Amendment No. 1 to the Change of Control Agreement, the Company also established and funded a trust in favor of Mr. Dindorf for the full amount payable under his amended Change of Control Agreement.

     In April 1998, the Company entered into Key Executive Employment and Severance Agreements with seven officers of the Company (Messrs. Andreoli, Barthelme, Koons, Liegel, Russell and Wilke and Ms. Kielich) to provide these executives with a measure of security against changes in their relationship with the Company in the event of a change in control of the Company. The agreements provide that each officer covered by the agreements is entitled to benefits if, within a period between one and two years (depending on which executive is involved) after a change in control of the Company (as defined in the agreements), the officer's employment is ended through (i) termination by the Company, other than by reason of death or disability or for cause (as defined in the agreements) or (ii) termination by the officer for good reason (as defined in the agreements). The benefits provided under each agreement are: (i) a lump-sum cash termination payment of between one and two times (depending on the executive involved) the sum of the executive officer's annual salary and his or her highest annual bonus during the three years before the termination or the effective date of the agreement (or, if higher, the current year's targeted bonus) and (ii) continuation for up to two years of equivalent hospital, medical, dental, disability and life insurance coverage as in effect at the time of termination. The agreements also provide the foregoing benefits in connection with certain terminations which are effected in anticipation of a change in control. Each agreement provides that if any portion of the benefits under the agreement or under any other agreement for the officer would constitute an "excess parachute payment" for purposes of the Code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which he or she could receive without becoming subject to the 20% excise tax imposed by the Code on certain excess payments, or which the Company may pay without loss of deduction under the Code. The acquisition of more than 25% of the Shares pursuant to the Offer will constitute a change in control for purposes of the agreements.

     The foregoing are summaries of certain provisions of the amended Change of Control Agreement with Mr. Dindorf and the Key Executive Employment and Severance Agreements with seven Company officers (collectively, the "Change of Control Agreements"). These summaries are not complete descriptions of the terms and conditions of the Change of Control Agreements and are qualified in their entirety by reference to the full text of the Change of Control Agreements, which are incorporated herein by reference and copies of which have been filed with the Commission as exhibits to the Schedule 14D-9.

EMPLOYEE BENEFIT ARRANGEMENTS

     The Merger Agreement provides that, for a period of 18 months following the Effective Time, Parent shall cause the Surviving Corporation to continue to provide medical insurance, at COBRA premium rates, to O. Friend, a former director of the Company.

INDEMNIFICATION AND INSURANCE

     Pursuant to the Merger Agreement, Parent and the Purchaser have agreed that for a period of six years from the Acceptance Date, the Purchaser will maintain all rights to indemnification now existing in favor of the current or former directors, officers, employees, fiduciaries and agents of the Company as provided in the Company's articles of incorporation and by-laws or otherwise in effect under any agreement on the date of the Merger Agreement. In addition, the Purchaser and Parent agree that the articles of incorporation and by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Company's articles of incorporation and by-laws on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years after the Acceptance Date in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective

Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), unless such modification is required by law. Notwithstanding the six-year period specified in the foregoing sentences, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

     The Surviving Corporation will at all times exercise the powers granted to it by its articles of incorporation, its by-laws, and by applicable law to indemnify and hold harmless to the fullest extent possible present or former directors, officers, employees, fiduciaries and agents of the Company against any threatened or actual claim, action, suit, proceeding or investigation made against them arising from their service in such capacities (or service in such capacities for another enterprise at the request of the Company) prior to, and including the Acceptance Date, including, without limitation, with respect to matters relating to the Merger Agreement.

     In addition to the foregoing, Parent agreed that the Company and, from and after the Acceptance Date, the Surviving Corporation will cause to be maintained in effect for not less than six years from the Acceptance Date, the current policies of the directors' and officers' liability insurance maintained by the Company with respect to matters occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement); provided, that the Surviving Corporation will not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date of the Merger Agreement and if the Surviving Corporation is unable to obtain the required insurance it will obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under state, local or foreign tax laws. Accordingly, a shareholder who receives cash in exchange for Shares in the Merger (including as a result of perfecting his dissenters' rights under the WBCL) will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's tax basis in the Shares sold. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Merger. Such gain or loss generally will be capital gain or loss if the Shares disposed of were held as capital assets by the shareholder, and will be long-term capital gain or loss if the Shares disposed of were held for more than one year on the date of the Merger. In addition, the Taxpayer Relief Act of 1997 could affect the federal income tax consequences of the Merger in that, among other things, it reduces the maximum rate of federal income tax on capital gains of individual taxpayers for capital assets held more than 18 months. Shares held less than one year may be subject to ordinary income tax rates of up to 39.6% for individuals.

     A shareholder (other than certain exempt shareholders including, among others, all corporations and certain foreign individuals) that surrenders Shares in the Merger may be subject to 31% backup withholding unless such shareholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN. A shareholder that does not furnish its TIN may be subject to a penalty imposed by the Internal Revenue Service (the "IRS"). Each shareholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal so as to provide the information and certification necessary to avoid backup withholding.

     If backup withholding applies to a shareholder, the Paying Agent is required to withhold 31% from payments to such shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder upon filing an income tax return.

     The foregoing summary constitutes a general description of certain U.S. federal income tax consequences of the Merger without regard to the particular facts and circumstances of each shareholder of the Company and is based on the provisions of the Code, Treasury Department Regulations issued pursuant thereto and published rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Special tax consequences not described herein may be applicable to certain shareholders subject to special tax treatment (including insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign shareholders and shareholders who have acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation). ALL SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO SPECIFIC TAX EFFECTS APPLICABLE TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT OF THE MERGER

     The Merger will be accounted for under the "purchase" method of accounting, whereby the purchase price for the Company will be allocated to the identifiable assets and liabilities of the Company and its subsidiaries based on their respective fair values.

REGULATORY AND OTHER APPROVALS

ANTITRUST

     The HSR Act provides that certain acquisition transactions may not be consummated until information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and to the Pre-merger Notification Office of the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. On May 23, 1998, the waiting period requirements thereunder were satisfied.

     The German Act Against Restraints of Competition ("AARC") similarly requires that certain information be filed with the German Federal Cartel Office ("FCO") prior to consummation of certain acquisitions. On May 29, 1998, Parent received notice that the FCO had completed its review of Parent's acquisition of the Company and provided clearance for the Purchaser to consummate the Offer and to effect the Merger.

OTHER FEDERAL AND STATE STATUTES

     Except for the filing of the Articles of Merger with the Department of Financial Institutions of the State of Wisconsin, there are no federal or state regulatory requirements which remain to be complied with in order for the Merger to be consummated in accordance with the terms of the Merger Agreement.

                   CERTAIN INFORMATION CONCERNING THE COMPANY

GENERAL

     The Company designs, manufactures, markets and sells proprietary collision repair equipment worldwide, with operations centered in North America and in Europe. The Company is a Wisconsin corporation with its principal executive offices at 2120 Pewaukee Road, Waukesha, Wisconsin. The telephone number of the Company at such location is (414) 542-6611.

     Set forth below is certain selected consolidated financial data with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as well as the Company's Quarterly Report on Form 10-Q for the quarter ended March 28, 1998, each as filed with the Commission pursuant to the Exchange Act.

     More comprehensive financial information is included in such report and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such report and other documents and all of the financial information (including any related notes) contained therein. Such report and other documents may be inspected and copies may be obtained from the Commission in the manner set forth under "Available Information" below.

                            HEIN-WERNER CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                THREE MONTHS ENDED
                                          FISCAL YEARS ENDED DECEMBER 31,     ----------------------
                                          --------------------------------    MARCH 28,    MARCH 29,
                                            1997        1996        1995        1998         1997
                                          --------    --------    --------    ---------    ---------
                                                                                   (UNAUDITED)
Income Statement of Data
  Net sales from continuing
     operations.......................    $39,037     $41,696     $41,819      $ 8,873      $ 9,599
  Net income from continuing
     operations.......................      1,337       1,908         892          221          351
  Net income..........................      6,299       2,176       1,013          221          270
  Earnings per share from continuing
     operations -- basic..............       0.46        0.66        0.31         0.08         0.12
  Earnings per share -- basic.........       2.17        0.75        0.35         0.08         0.09
  Earnings per share from continuing
     operations -- diluted............       0.42        0.57        0.26         0.08         0.11
  Earnings per share -- diluted.......       1.96        0.69        0.32         0.08         0.09

---------------

Per share data has been restated to give effect to stock dividends paid through January 23, 1998.

                                                  DECEMBER 31,
                                          -----------------------------    MARCH 28,    MARCH 29,
                                           1997       1996       1995        1998         1997
                                          -------    -------    -------    ---------    ---------
                                                                                (UNAUDITED)
Balance Sheet Data
  Total assets........................    $37,348    $45,598    $49,657     $35,267      $42,782
  Long-term debt, excluding current
     installments.....................        310     10,161     10,902         267       10,549
  Cash dividends declared per common
     share............................    $    --    $    --    $    --     $    --      $    --

     Additional non-financial information regarding the Company is also included in the 1997 Form 10-K. Other documents filed by the Company with the Commission are available for inspection and copies thereof should be obtainable in the manner set forth above in the section entitled "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

              CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER

     Parent is a leading manufacturer and distributor of high-quality hand tools, power tools, tool storage products, diagnostics equipment, shop equipment, emissions/safety equipment, collision repair equipment and systems, diagnostics software, business management software for automotive repair shops and related products and services. Parent's mission is to create value by providing innovative solutions to the transportation service and industrial markets worldwide; therefore, Parent's products and services are used mainly by professional technicians and managers in vehicle service and industrial applications. Customers include professional technicians, independent automotive repair and body shops, franchised service centers, specialty repair shops, automotive dealerships, vehicle manufacturers, industrial and government entities and other professional tool and equipment users.

     The Purchaser is a newly incorporated Wisconsin corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. All of the outstanding capital stock of the Purchaser is owned indirectly by Parent. Until immediately prior to the time the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

     The principal offices of the Purchaser and Parent are located at 10801 Corporate Drive, Kenosha, Wisconsin 53141-1430. The telephone number of Parent and the Purchaser at such location is (414) 656-5200.

     Parent is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission as set forth under "Available Information."

                              THE MERGER AGREEMENT

     The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text thereof, which is attached hereto as Annex I. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

THE OFFER

     The Merger Agreement provides for the commencement of the Offer. Purchaser commenced the Offer on May 4, 1998. The Offer expired on Monday, June 1, 1998. At such time, Purchaser accepted for payment approximately 2,737,030 Shares validly tendered and not withdrawn. This amount represents approximately 93.7% of the outstanding Shares.

THE MERGER

     The Merger Agreement provides that, subject to the terms and conditions thereof and in accordance with the applicable provisions of the WBCL, at the Effective Time, the Purchaser will be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation; provided, however, that upon the mutual agreement of Parent and the Company, the Merger may be structured so that the Company will be merged with and into the Purchaser, with Purchaser continuing as the Surviving Corporation. The Merger will be effected by the filing at the time of Closing of appropriate articles of merger relating to the Merger with the Department of Financial Institutions of the State of Wisconsin.

     The Merger Agreement provides that, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Purchaser, the Company or the holders thereof, the Shares will be converted into the right to receive the Offer Price in cash, without interest thereon, as soon as is reasonably practicable upon surrender of the certificate formerly representing such Shares (other than any Shares held by Parent, the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares). At the Effective Time, each share of common stock, par value $1.00 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Notwithstanding the foregoing, if Parent and the Company agree to restructure the Merger (as described in the immediately preceding paragraph), then the outstanding shares of the Purchaser's common stock will not be affected in any manner by virtue of the Merger.

     The Merger Agreement provides that the articles of incorporation of the Purchaser, as in effect immediately prior to the Effective Time, will be the articles of incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and the WBCL. The by-laws of the Purchaser in effect at the Effective Time will be the by-laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and the WBCL.

VOTE REQUIRED TO APPROVE THE MERGER

     The Merger Agreement provides that if required by the Company's articles of incorporation and/or applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, will, in accordance with applicable law: (i) duly call, give notice of, convene and hold a special meeting of the Company's shareholders as soon as practicable following the Acceptance Date for the purpose of considering and taking action upon the Merger Agreement; (ii) promptly prepare and file with the Commission a preliminary information or proxy statement relating to the Merger and the Merger Agreement and (x) obtain and furnish the information required to be included by the Commission in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, respond promptly to any comments made by the Commission with respect to the preliminary proxy statement and, subject to compliance with Commission rules and regulations, cause a notice of a special meeting and a definitive information or proxy statement (the "Proxy Statement") to be mailed to the shareholders of the Company no later than the time required by applicable law and the articles of incorporation and the by-laws of the Company, and (y) to obtain the necessary approvals of the Merger and the Merger Agreement by the shareholders of the Company; and (iii) subject to the provisions of the Merger Agreement, include in the Proxy Statement the recommendation of the Board of Directors of the Company that the shareholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement. Since the Purchaser owns more than 90% of the outstanding Shares, approval of the Merger can be obtained without the affirmative vote of any other shareholder of the Company.

CONDITIONS TO THE MERGER

     The respective obligations of Parent, the Purchaser and the Company to consummate the Merger and the transactions contemplated thereby, if the Offer shall have been consummated, are subject to the satisfaction or waiver in writing, at or before the Effective Time, of certain conditions, including: (i) to the extent required under the Company's articles of incorporation or applicable law, the shareholders of the Company shall have duly approved the transactions contemplated by the Merger Agreement; (ii) the consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity, and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger; and (iii) the Purchaser shall have accepted for payment and paid for Shares tendered pursuant to the Offer in accordance with the terms of the Merger Agreement (however, this condition is not applicable to the obligations of Parent or the Purchaser if the Purchaser fails to accept for payment or pay for Shares tendered pursuant to the Offer in violation of the terms of the Offer).

DIRECTORS

     The Merger Agreement provides that promptly upon the payment by the Purchaser for Shares pursuant to the Offer, and from time to time thereafter, the Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on the Board of Directors of the Company (determined after giving effect to the directors designated by the Purchaser pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser or its affiliates bears to the total number of Shares then outstanding, and the Company will, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, upon request of the Purchaser, promptly take all actions necessary to cause the Purchaser's designees to be so elected, including, if necessary, promptly increasing the size of the Board of Directors of the Company or seeking the resignations of one or more existing directors, or both; provided, however, that prior to the Effective Time, the Board of Directors of the Company will always have at least two members who are neither officers, directors, shareholders or designees of the Purchaser or any of its affiliates ("Purchaser Insiders"). If the number of directors who are not Purchaser Insiders is reduced below two for any reason prior to the Effective Time, then the remaining directors who are not Purchaser Insiders (or if there is only one director who is not a Purchaser Insider, the remaining director who is not a Purchaser Insider) will be entitled to designate a person (or persons) to fill such vacancy (or vacancies) who is not an officer, director, shareholder or designee of the Purchaser or any of its affiliates and who will be a director not deemed to be a Purchaser Insider for all purposes of the Merger Agreement. At such time, the Company will, if requested by the Purchaser, also cause persons designated by the Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Board of Directors of the Company of each committee of the Board of Directors of the Company; provided, however, that prior to the Effective Time each committee of the Board of Directors of the Company shall have at least one member who is not a Purchaser Insider. The Company's obligation to appoint the Purchaser's designees to the Board of Directors of the Company is subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company will promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations. From and after the election or appointment of the Purchaser's designees and prior to the Effective Time, any amendment or termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser or waiver of any of the Company's rights under the Merger Agreement, or any other action taken by the Board of Directors of the Company in connection with the Merger Agreement, will require the concurrence of a majority of the directors of the Company then in office who are not Purchaser Insiders.

CONDUCT OF BUSINESS OF THE COMPANY

     Except as required by the Merger Agreement or with the prior written consent of Parent, during the period from the date of the Merger Agreement to the Effective Time, the Company will and will cause each of its subsidiaries to conduct its operations only in the ordinary course of business consistent with past practice and will use its commercially reasonable efforts and will cause each of its subsidiaries to use its commercially reasonable efforts, to preserve intact the business organization of the Company and each of its subsidiaries, to use, operate, maintain and repair all of its assets and properties in a normal business manner consistent with past practice, to keep available the services of its and their present officers and key employees and to preserve the goodwill of those having business relationships with the Company and to conduct business with suppliers, customers, creditors and others having business relationships with the Company in the best interests of the Company. Without limiting the generality of the foregoing, and except as otherwise required or contemplated by the Merger Agreement or the Stock Option Agreement, the Company will not, and will not permit any of its subsidiaries to, prior to the Effective Time, without the prior written consent of Parent: (a) adopt any amendment to its charter or by-laws or comparable organizational documents; (b) issue, reissue or sell or authorize the issuance, reissuance or sale of additional shares of capital stock of any class, or shares convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible shares or capital stock, other than the issuance of Shares pursuant to Options outstanding on the date of the Merger Agreement or pursuant to the Stock Option Agreement; (c) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any subsidiary which is wholly-owned by the Company; (d) split, combine, subdivide, reclassify or directly or indirectly redeem, purchase or otherwise acquire, recapitalize or reclassify, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock or any of its other shares or liquidate in whole or in part;
(e) except for (i) increases in salary, wages and benefits of non-executive officers or employees of the Company or its subsidiaries in the ordinary course of business consistent with past practice, (ii) increases in salary, wages and benefits granted to officers and employees of the Company or its subsidiaries in conjunction with new hires in the ordinary course of business consistent with past practice or (iii) increases in salary, wages and benefits to employees of the Company or its subsidiaries pursuant to collective bargaining agreements entered into in the ordinary course of business consistent with past practice,
(A) increase the compensation or fringe benefits payable or to become payable to its directors, officers or key employees (whether from the Company or any of its subsidiaries), (B) pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units), (C) grant any severance or termination pay to (except pursuant to existing agreements, plans or policies and as required by such agreements, plans or policies) any director, officer or other key employee of the Company or any of its subsidiaries, (D) enter into or modify any employment or severance agreement with any director, officer or other key employee of the Company or any of its subsidiaries or (E) establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock or company benefit plans for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable law or regulation; (f) (i) sell, lease, transfer or assign any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business and other than the disposition of obsolete or unusable property, (ii) enter into any contract (other than purchase and sales orders in the ordinary course of business in accordance with past practice) involving more than $25,000 without the consent of Parent (which consent shall not be unreasonably withheld), (iii) accelerate, terminate, modify in any material respect, or cancel any contract (other than purchase and sales orders and other than in the ordinary course of business in accordance with past practice) involving more than $25,000 to which the Company is a party or by which it is bound without the consent of Parent (which consent shall not be unreasonably withheld), (iv) make any capital expenditure (or series of related capital expenditures) involving either more than $25,000 (unless such expenditure is identified in the current business plan of the Company as disclosed to Parent) or outside the ordinary course of business, (v) delay or postpone the payment of accounts payable and other liabilities outside the ordinary course of business, (vi) cancel, compromise, waive or release any right or claim (or series of related rights and claims) not covered by the reserves or accruals relating to such claim in the Company's December 31, 1997 consolidated balance sheet either involving more than $25,000 or outside the ordinary course of business without the consent of Parent (which consent shall not be unreasonably withheld), (vii) grant any license or sublicense of any rights under or with respect to any intellectual property other than in the ordinary course of business or (viii) enter into any contract or agreement with any affiliate of the Company, except for transactions in the ordinary course of business upon commercially reasonable terms; (g) (i) incur, assume or prepay any long-term debt or incur or assume any short-term debt, except that the Company and its subsidiaries may incur, assume or prepay debt in the ordinary course of business consistent with past practice under existing lines of credit, (ii) pay, discharge, settle or satisfy any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or (iv) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments between any subsidiary wholly-owned by the Company and the Company or another subsidiary wholly-owned by the Company; or (h) agree in writing or otherwise to take any of the foregoing actions.

NO SOLICITATION

     Pursuant to the Merger Agreement, the Company covenanted and agreed with Parent and the Purchaser that neither the Company nor any of its subsidiaries has any agreement, arrangement or understanding with any potential acquiror that, directly or indirectly, would be violated, or require any payments, by reason of the execution, delivery and/or consummation of the Merger Agreement and the Stock Option Agreement. The Company will, will cause its subsidiaries to, and will use its commercially reasonable efforts to cause the officers, directors, employees, investment bankers, attorneys and other agents and representatives of the Company and its subsidiaries to, immediately cease any existing activities, information exchanges, discussions or negotiations with any person (including a "person" as defined in Section 13(d)(3) of the Exchange Act) other than Parent or the Purchaser (a "Third Party") heretofore conducted with respect to any Acquisition Transaction (as defined below). The Company shall not, shall cause its subsidiaries not to, and shall use its commercially reasonable efforts to cause the officers, directors, employees, investment bankers, attorneys and other agents and representatives of the Company and its subsidiaries not to, directly or indirectly, (x) solicit, initiate, continue, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, proposals or offers from any Third Party with respect to, or that could reasonably be expected to lead to, any acquisition or purchase of all or any significant portion of the assets or business of, or any significant equity interest in (including by way of a tender offer), or any merger, consolidation or business combination with, or any similar transaction involving, the Company or any of its subsidiaries (the foregoing being referred to collectively as an "Acquisition Transaction"), or
(y) negotiate or otherwise communicate in any way with any Third Party with respect to any Acquisition Transaction or enter into, approve or recommend any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Offer and/or the Merger or any other transaction contemplated thereby or by the Stock Option Agreement. Notwithstanding anything to the contrary in the foregoing, the Company may in response to an unsolicited written proposal with respect to an Acquisition Transaction involving the acquisition of all of the Shares (or all or substantially all of the assets of the Company and its subsidiaries) from a Third Party, furnish or disclose non-public information to such Third Party and negotiate or otherwise communicate with such Third Party, in each case only if
(A) the Board of Directors of the Company (after consultation with its outside legal counsel and independent financial advisors) determines in good faith that such proposal would reasonably be likely to be more favorable to the Company and its shareholders than the transactions contemplated by the Merger Agreement (the proposal with respect to an Acquisition Transaction meeting the requirements of clause (A), a "Superior Proposal"), (B) prior to furnishing or disclosing any non-public information to, or entering into discussions or negotiations with, such Third Party, the Company receives from such Third Party a customary confidentiality agreement similar in all material respects to the confidentiality agreement between Parent and the Company, and (C) the Company advises Parent of all such non-public information delivered to such Third Party prior to such delivery; provided, however, that the Company shall not enter into a definitive agreement with respect to a Superior Proposal unless the Company first complies with the immediately following paragraph, including the last sentence thereof, and then unless the Company concurrently terminates the Merger Agreement in accordance with the terms thereof.

     The Merger Agreement provides that the Company will promptly (but in any event within one business day of the Company becoming aware of same) advise Parent of the receipt by the Company, any of its subsidiaries or any of the Company's investment bankers, attorneys or other agents or representatives of any inquires or proposals relating to an Acquisition Transaction and any actions taken pursuant to the immediately preceding paragraph. The Company shall promptly (but in any event within one business day of the Company becoming aware of same) provide Parent with a copy of any such inquiry or proposal in writing and a written statement with respect to any such inquiries or proposals not in writing, which statement shall include the identity of the parties making such inquiries or proposal and the material terms thereof and will update Parent on an ongoing basis, or upon Parent's reasonable request, of the status thereof; provided, however, that the Company shall not be obligated to provide a copy of, or a written statement with respect to, any such inquiry if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that not providing such copy or written statement is necessary to allow the Board of Directors of the Company to fulfill its fiduciary duties to the shareholders of the Company under applicable law. For the avoidance of doubt, the Company has agreed that it will not terminate the Merger Agreement and enter into any agreement with respect to an Acquisition Transaction unless and until Parent has been given the opportunity at least two business days prior to the entering into of such agreement to match the terms of such agreement.

TERMINATION

     The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time prior to the Effective Time, whether or not approval thereof by the shareholders of the Company has been obtained:

          (a) by the mutual written consent of Parent, the Purchaser and the Company prior to the date on which Parent's designees constitute a majority of the Board of Directors of the Company; or

          (b) by the Company if the Company is not in material breach of any of its representations, warranties, covenants or arrangements contained in the Merger Agreement and the Stock Option Agreement and if (i) the Purchaser fails to commence the Offer as provided in the Merger Agreement, (ii) the Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof on or before August 31, 1998 or (iii) the Purchaser fails to purchase validly tendered Shares in violation of the terms of the Offer or the Merger Agreement; or

          (c) by Parent or the Company if the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that Parent may terminate the Merger Agreement upon the termination or withdrawal of the Offer if Parent's or the Purchaser's termination or withdrawal of the Offer is not in violation of the terms of the Merger Agreement or the Offer; or

          (d) by Parent or the Company if any court or other governmental entity shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, injunction, ruling or other action is final and nonappealable; or

          (e) by the Company if, prior to the purchase of Shares pursuant to the Offer in accordance with the terms of the Merger Agreement, (i) there occurs, on the part of Parent or the Purchaser, a material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement which is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to the party committing the breach, except in any case, such failures which are not reasonably likely to affect adversely Parent's or the Purchaser's ability to complete the Offer or the Merger or (ii) the Company enters into a definitive agreement with respect to a Superior Proposal as permitted under the Merger Agreement and after complying with the provisions of the Merger Agreement and making the payments described under "Fees and Expenses" below; or

          (f) by Parent if, prior to the purchase of Shares pursuant to the Offer in accordance with the terms of the Merger Agreement, (i) there shall have occurred, on the part of the Company, a breach of any representation, warranty, covenant or agreement contained in the Merger Agreement which individually, or in the aggregate, if not cured would be reasonably likely to have a Material Adverse Effect on the Company and which is not curable or, if curable, is not cured within the later of (x) 30 days after written notice of such breach is given by Parent to the Company and (y) the satisfaction of all conditions to the Offer not related to such breach or
     (ii) the Board of Directors of the Company or committee thereof shall have withdrawn or modified (or shall have resolved to withdraw or modify), in a manner adverse to Parent, its approval or recommendation of the Merger Agreement or any of the transactions contemplated thereby and the Board of Directors of the Company and such committee shall not have fully reinstated such approval or recommendations within three business days after a request by Parent to so reinstate or shall have recommended (or resolved to recommend) an Acquisition Transaction (other than the Offer and Merger) to the shareholders of the Company; or

          (g) by Parent if it is not in material breach of its obligation hereunder or under the Offer and no Shares have been purchased pursuant to the Offer on or before August 31, 1998.

FEES AND EXPENSES

     The Merger Agreement provides that, except as described below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger Agreement, the Stock Option Agreement and the transactions contemplated by the Merger Agreement and the Stock Option Agreement will be paid by the party incurring such expenses.

     Pursuant to the terms of the Merger Agreement, (i) in the event the Merger Agreement is terminated pursuant to subsection (e)(ii) under "Termination" above or (ii) in the event that (x) any person shall have publicly disclosed a proposal regarding an Acquisition Transaction and (y) following such disclosure, either (a) August 31, 1998 occurs without the shareholder approval of the Merger being obtained (other than as a result of a material breach of the Merger Agreement by Parent or the Purchaser that has not been cured within the time period set forth in the Merger Agreement) or (b) the Company breaches (prior to the time that the designees of the Purchaser constitute a majority of the Board of Directors of the Company) any of its material obligations under the Merger Agreement and does not cure such breach within the time period set forth in the Merger Agreement or (c) the Merger Agreement is terminated pursuant to subsection (f)(ii) under "Termination" above and (z) not later than twelve months after any such termination the Company shall have entered into a definitive agreement for an Acquisition Transaction, or an Acquisition Transaction shall have been consummated, then the Company shall pay to an account designated by Parent a termination fee, in immediately available funds, of $1,000,000 (the "Termination Fee") and shall reimburse Parent for all out-of-pocket fees and expenses (but in no event greater than $350,000) reasonably incurred by Parent and the Purchaser in connection with the Merger Agreement, the Offer and the Merger. The Termination Fee and any reimbursement of expenses shall be paid prior to, and shall be a condition to the effectiveness of, any termination of the Merger Agreement referred to in clause
(i) above or on the next business day after the earlier of such Acquisition Transaction being consummated or a definitive agreement for such Acquisition Transaction being entered into if such fee and expenses are payable as a result of clause (ii) above.

EMPLOYEE BENEFIT ARRANGEMENTS

     The Merger Agreement provides that:

          (a) Following the Effective Time and through December 31, 1999, the Purchaser will provide employee benefit plans and programs for the benefit of employees of the Company and its subsidiaries (excluding plans or programs which provide for issuance of Shares or options on Shares) that are of reasonably equivalent value to such employees as compared with the Company Benefit Plans (as defined in the Merger Agreement), subject to applicable governmental rules and regulations. All service credited to each employee by the Company or any of its subsidiaries through the Effective Time shall be recognized by the Purchaser for purposes of eligibility and vesting (but not benefit accrual) under any employee benefit plan provided by the Purchaser for the benefit of the employees.

          (b) Parent will cause the Surviving Corporation to honor (without modification) and assume all written employment agreements with individual employees, severance agreements with individual employees and other comparable agreements with individual employees of the Company or any of its subsidiaries, all as in effect on the date of the Merger Agreement.

          (c) The Purchaser will maintain in effect the Company severance plan/program (as specified in the employee handbook) for a period of two years immediately following the Effective Time and the Company severance plan/program will not be terminated or adversely amended during such two-year period.

          (d) The Company will cause the interest of each of the employees of the Company and its subsidiaries as of the Acceptance Date in the Hein-Werner Retirement and Savings Plan and Trust to be fully vested and nonforfeitable as of the Acceptance Date.

          (e) For a period of 18 months following the Effective Time, Parent shall cause the Surviving Corporation to continue to provide medical insurance, at COBRA premium rates, to O. Friend, a former director of the Company.


                           SOURCE AND AMOUNT OF FUNDS



     Parent has estimated that the total amount of funds required by Purchaser to purchase all of the outstanding Shares pursuant to the Offer and the Merger, repay certain of the Company's indebtedness and to pay related fees and expenses, will be approximately $44,000,000. Of such amount, approximately $34.49 million was used to purchase Shares tendered pursuant to the Offer. The Purchaser has and will obtain such funds from Parent by means of capital contributions, loans or a combination thereof. Parent has and will obtain the funds for such capital contributions or loans from available borrowings under Parent's existing unsecured lines of credit with Firstar Bank Milwaukee, N.A. (the "Firstar Line of Credit") and The First National Bank of Chicago (the "FNBC Line of Credit"), which provide for maximum borrowings in an aggregate principal amount of up to $31 million and $50 million, respectively.


     Advances under the Firstar Line of Credit bear interest, at Parent's election, at a rate equal to either (i) the bank's announced prime rate in effect from time to time, payable monthly until demand or (ii) a fixed rate and for such term as may be quoted by the bank and agreed to by Parent. The Firstar Line of Credit may be terminated by either party at any time. Advances under the FNBC Line of Credit bear interest, at Parent's election, at a rate equal to either (i) the bank's corporate base rate announced from time to time, payable monthly and on demand or (ii) subject to availability and for a maturity to be agreed upon, such other fixed rate as the parties may mutually agree upon. The FNBC Line of Credit may be terminated by either party at any time. No plans or arrangements have been made to refinance or repay borrowings under the Firstar Line of Credit or the FNBC Line of Credit. It is anticipated that any borrowings incurred by Parent in connection with the Offer will be repaid from internally generated funds of Parent, the Purchaser and the Company and/or refinanced in the private or public markets.

                        PRICE RANGE OF SHARES; DIVIDENDS


     The Shares are currently listed on the AMEX under the symbol "HNW." The following table sets forth, for each of the periods indicated, the high and low sales price per Share on the AMEX.



                                                                 HIGH       LOW
                                                                -------    ------
1996:
  First Quarter.............................................    $ 6.375    $4.250
  Second Quarter............................................      8.750     5.813
  Third Quarter.............................................      8.000     5.750
  Fourth Quarter............................................      7.250     6.250
1997:
  First Quarter.............................................    $ 7.500    $6.375
  Second Quarter............................................      8.250     6.375
  Third Quarter.............................................      8.375     7.250
  Fourth Quarter............................................      8.375     6.875
1998:
  First Quarter.............................................    $ 8.063     6.438
  Second Quarter (through June 16, 1998)....................     12.563     6.375



     On April 27, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Parent and Purchaser, the closing sales price of the Shares on the AMEX was $8.250 per Share. On May 1, 1998, the last full trading day prior to the commencement of the Offer, the closing sales price of the Shares on the AMEX was $12.438 per Share and on June 16, 1998, the last full trading day prior to the printing of this Information Statement, the closing sales price of the Shares on the AMEX was $12.438 per Share.


     The Company paid a 5% stock dividend on (i) January 24, 1997 to shareholders of record on January 3, 1997 and (ii) January 23, 1998 to shareholders of record on January 2, 1998. The Company's current credit agreement contains a restriction against the payment of cash dividends. The Merger Agreement provides that, without the prior written consent of Parent, the Company will not declare, set aside or pay any dividend on or make any other distribution in respect of its capital stock.

   SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES


                                       -


            PRINCIPAL SHAREHOLDERS AND SHARE OWNERSHIP OF MANAGEMENT


     As of the Record Date, Parent and the Purchaser and their respective affiliates, beneficially own 2,737,030 Shares, or 93.7% of the Shares. B.M. Beronja, D.S. Huml, M.F. Montemurro and S.F. Marrinan, as directors of the Company may be deemed to beneficially own such Shares. Each such director disclaims beneficial ownership of such Shares.


     According to information available to the Company as of the Record Date, all current executive officers and directors of the Company tendered their Shares pursuant to the Offer.

                             AVAILABLE INFORMATION

     Both Parent and the Company are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Commission. The Tender Offer Statement on
Schedule 14D-1, as amended (the "Schedule 14D-1") filed by Parent and the Purchaser, in connection with Schedule 14D-9 filed by the Company in connection with the Offer, as well as such reports, proxy statements and other information filed by the Company and Parent's Annual Report on Form 10-K for the fiscal year ended January 3, 1998 filed by Parent, may be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information concerning Parent can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and such reports, proxy statements and other information concerning the Company can be inspected at the library of the AMEX, 86 Trinity Place, New York, New York 10006. The Commission maintains a Web site (located at http://www.sec.gov) which includes reports, proxy statements and other information filed electronically by registrants with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company incorporates by reference herein the following documents filed with the Commission pursuant to the Exchange Act:


          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;



          2. Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;



          3. The Company's Quarterly Report on Form 10-Q for the quarter ended March 28, 1998.


     All documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Information Statement and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

     THIS INFORMATION STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS INFORMATION STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST TO HEIN-WERNER CORPORATION, 2120 PEWAUKEE ROAD, WAUKESHA, WISCONSIN 53188 (TELEPHONE NUMBER (414) 542-6611), ATTENTION: J. L. DINDORF.

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of April 27, 1998 (this "Agreement"), by and among Snap-on Incorporated, a Delaware company ("Parent"), Snap-on Pace Company, a Wisconsin corporation and a wholly-owned subsidiary of Parent (the "Purchaser"), and Hein-Werner Corporation, a Wisconsin corporation (the "Company").

     WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved the acquisition of the Company by the Purchaser on the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, in furtherance of such acquisition, Parent proposes to cause the Purchaser to make a tender offer (as it may be amended as permitted under this Agreement, the "Offer") to purchase all of the issued and outstanding shares of common stock, $1.00 par value per share, of the Company (the "Common Shares" or "Shares") (including the associated Common Share Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of May 9, 1989, between the Company and Firstar Trust Company (f/k/a First Wisconsin Trust Company), as Rights Agent (the "Rights Agreement")), at a price per Common Share of $12.60 net to the seller in cash (such price, or any higher price per Share paid in the Offer, the "Offer Price"); and

     WHEREAS, the Board of Directors of the Company has approved this Agreement, the Offer and the Merger (as hereinafter defined), has determined that the Offer and the Merger are fair and in the best interests of the Company's shareholders, and is recommending that the shareholders of the Company accept the Offer and tender all their Shares; and

     WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved the merger of the Purchaser with and into the Company, as set forth below (the "Merger"), in accordance with the Wisconsin Business Corporation Law (the "WBCL") and upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding Share not owned directly or indirectly by Parent, the Purchaser or the Company will be converted into the right to receive the Offer Price in cash; and

     WHEREAS, as a further inducement to the parties to enter into this Agreement, Parent, the Purchaser and the Company have entered into a Stock Option Agreement, dated the date hereof (the "Stock Option Agreement"), pursuant to which the Company has granted to the Purchaser an option to purchase newly issued Common Shares under certain circumstances; and

     WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, the Purchaser and the Company agree as follows:

                                   ARTICLE I

                                   THE OFFER

     SECTION 1.01 The Offer.

     (a) So long as none of the events set forth in clauses (a) through (h) of Annex I hereto shall have occurred or exist, the Purchaser shall, and Parent shall cause the Purchaser to, commence (within the meaning of Rule 14d-2(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) as promptly as practicable after the date hereof, but in any event not later than May 4, 1998, the Offer for any and all outstanding Shares not owned by the Purchaser at the Offer Price applicable to such Shares, net to the seller in cash. The initial expiration date for the Offer shall be the twentieth business day from and after the date the Offer is commenced, including the date of commencement as the first business day in accordance with Rule 14d-2 under the Exchange Act (the "Expiration Date"). As promptly as practicable, the Purchaser shall file with the Securities and Exchange Commission (the "SEC") the Purchaser's Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1" and together with the documents therein pursuant to which the Offer will be made, and with any supplements or amendments thereto, the "Offer Documents"), which shall contain (as an exhibit thereto) the Purchaser's Offer to Purchase (the "Offer to Purchase") which shall be mailed to the holders of Shares with respect to the Offer. The obligation of Parent and the Purchaser to accept for payment or pay for any Shares tendered pursuant to the Offer will be subject only to there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which represents at least 66 2/3% of the Shares outstanding on a fully diluted basis (without giving pro forma effect to the potential issuance of any Shares issuable under the Stock Option Agreement) (the "Minimum Condition") and to the satisfaction or waiver of the other conditions set forth in Annex I hereto ("fully diluted basis" means issued and outstanding Shares and Shares subject to issuance under outstanding employee stock options). Without the prior written consent of the Company, the Purchaser shall not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, or (iii) amend any other term of the Offer in any manner adverse to the holders of any Shares; provided, however, that if on the initial scheduled Expiration Date, the sole condition remaining unsatisfied is the failure of the waiting period under the HSR Act (as hereinafter defined) to have expired or been terminated, the Purchaser shall, and Parent shall cause the Purchaser to, extend the expiration date from time to time until two business days after the expiration of the waiting period under the HSR Act.

     (b) Subject to the terms of the Offer and this Agreement and the satisfaction or waiver of all the conditions of the Offer set forth in Annex I hereto as of the Expiration Date, the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date.

     (c) The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by the Company in writing for inclusion in the Offer Documents. No representation, warranty or covenant is made or shall be made herein by the Company with respect to information contained in the Offer Documents other than information supplied by the Company in writing expressly for inclusion in the Offer Documents. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Company's shareholders, in each case as and to the extent required by applicable federal securities laws. Each of Parent and the Purchaser agrees to give the Company a reasonable opportunity to review and comment upon any Offer Document to be filed with the SEC prior to any such filing and to provide in writing any comments each may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

     SECTION 1.02 Company Actions.

     (a) Currently with the commencement of the Offer, the Company shall file with the SEC and mail to the holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9"). The Schedule 14D-9 will set forth, and the Company hereby represents, that the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that the Offer and the Merger are fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger, in accordance with the applicable provisions of the WBCL, and (iii) resolved to recommend that the Company's shareholders accept the Offer, tender their Shares thereunder to the Purchaser and approve and adopt this Agreement and the Merger; provided, however, that such recommendation may be withdrawn, modified or amended to the extent that the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that taking such action is necessary in the exercise of its fiduciary obligations under applicable Law (as hereinafter defined).

     (b) The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or the Purchaser in writing for inclusion in the Schedule 14D-9. No representation, warranty or covenant is made or shall be made herein by Parent or the Purchaser with respect to information contained in the Schedule 14D-9 other than information supplied by Parent and/or the Purchaser in writing expressly for inclusion in the
Schedule 14D-9. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agree promptly to correct any information provided by either of them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the Shareholders, in each case as and to the extent required by applicable federal securities laws. The Company agrees to give each of Parent and the Purchaser a reasonable opportunity to review and comment upon the Schedule 14D-9 to be filed with the SEC prior to such filing and to provide in writing any comments the Company may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt of such comments.

     (c) In connection with the Offer, the Company will promptly furnish the Purchaser with such information and assistance as the Purchaser or its agents or representatives may reasonably request in connection with communicating the Offer to the record and beneficial holders of the Shares, including, without limitation, mailing labels, its shareholders list, security position listings and non-objecting beneficial owners list, if any, or a computer file containing the names and addresses of all recordholders of Common Shares as of a recent date, and shall furnish the Purchaser with such additional information (including, but not limited to, updated lists of holders of Common Shares and their addresses, mailing labels and lists of security positions). Subject to the requirements of applicable Law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and the Purchaser and each of their affiliates, associates, partners, employees, agents and advisors shall hold in confidence the information contained in such labels, shareholders list, security position listings, non-objecting beneficial owners list and the information referred to in the preceding sentence, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated in accordance with its terms, shall deliver promptly to the Company all copies of such information (and any copies, compilations or extracts thereof or based thereon) then in their possession or under their control.

     SECTION 1.03 Directors.

     (a) Promptly upon the payment by the Purchaser for Shares pursuant to the Offer, and from time to time thereafter, the Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on the Board of Directors of the Company (determined after giving effect to the directors designated by the Purchaser pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser or its affiliates bears to the total number of Shares then outstanding, and the Company shall, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, upon request of the Purchaser, promptly take all actions necessary to cause the Purchaser's designees to be so elected, including, if necessary, promptly increasing the size of the Board of Directors of the Company or seeking the resignations of one or more existing directors, or both; provided, however, that prior to the Effective Time (as defined in Section 2.02) the Board of Directors of the Company shall always have at least two members who are neither officers, directors, shareholders or designees of the Purchaser or any of its affiliates ("Purchaser Insiders"). If the number of directors who are not Purchaser Insiders is reduced below two for any reason prior to the Effective Time, then the remaining directors who are not Purchaser Insiders (or if there is only one director who is not a Purchaser Insider, the remaining director who is not a Purchaser Insider) shall be entitled to designate a person (or persons) to fill such vacancy (or vacancies) who is not an officer, director, shareholder or designee of the Purchaser or any of its affiliates and who shall be a director not deemed to be a Purchaser Insider for all purposes of this Agreement. At such time, the Company shall, if requested by the Purchaser, also cause persons designated by the Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Board of Directors of the Company of each committee of the Board of Directors of the Company; provided, however, that prior to the Effective Time each committee of the Board of Directors of the Company shall have at least one member who is not a Purchaser Insider.

     (b) The Company's obligation to appoint the Purchaser's designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.03, including mailing to the shareholders of the Company the information required by Section 14(f) and Rule 14f-1 as is necessary to enable the Purchaser's designees to be elected to the Board of Directors of the Company, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.03. Parent will supply in writing any information with respect to itself and its officers, directors and affiliates required by such Section and Rule to the Company.

     (c) From and after the election or appointment of the Purchaser's designees pursuant to this Section 1.03 and prior to the Effective Time, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser or waiver of any of the Company's rights hereunder, or any other action taken by the Board of Directors of the Company in connection with this Agreement, will require the concurrence of a majority of the directors of the Company then in office who are not Purchaser Insiders.

                                   ARTICLE II

                                   THE MERGER

     SECTION 2.01 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the WBCL, at the Effective Time (as defined in Section 2.02) the Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). Upon the mutual agreement of Parent and the Company, the Merger may be structured so that the Company shall be merged with and into the Purchaser, with the Purchaser continuing as the Surviving Corporation; provided, however, that the Company shall be deemed not to have breached any of its representations, warranties or covenants herein if and to the extent such breach would have been attributable to such agreement.

     SECTION 2.02 Effective Time; Closing. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII hereof, the appropriate parties hereto shall execute in the manner required by the WBCL and file with the Wisconsin Department of Financial Institutions appropriate articles of merger relating to the Merger, and the parties shall take such other and further actions as may be required by Law to make the Merger effective. The time the Merger becomes effective in accordance with applicable Law is referred to as the Effective Time. On the business day immediately preceding such filing, a closing shall be held at the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, WI 53202-5367, unless another date or place is agreed to in writing by the parties hereto, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

     SECTION 2.03 Effects of the Merger. The Merger shall have the effects set forth in Section 180.1106 of the WBCL.

     SECTION 2.04 Articles of Incorporation and By-Laws of the Surviving Corporation.

     (a) Subject to Section 6.11(a) hereof, the articles of incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

     (b) Subject to Section 6.11(a) hereof, the by-laws of the Purchaser in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

     SECTION 2.05 Directors. Subject to applicable Law, the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     SECTION 2.06 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     SECTION 2.07 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that consistent with the terms of this Agreement any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of either the Company or its Subsidiaries (as hereinafter defined) acquired or to be acquired by reason of, or as a result of, the Merger, or (ii) otherwise to carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, each of the Company and its Subsidiaries, and their officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of either the Company or its Subsidiaries to take any and all such action.

     SECTION 2.08 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by Parent, the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and retired and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares (as defined in Section 3.01)) shall be converted into the right to receive in cash the Offer Price (the "Merger Price"), payable to the holder thereof, without interest thereon, in accordance with Article III.

     SECTION 2.09 Purchaser Common Stock. Each share of common stock, par value $1.00 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the Surviving Corporation. Each certificate evidencing ownership of any such shares shall, following the Merger, evidence ownership of the same number of shares of common stock of the Surviving Corporation. Notwithstanding the foregoing, if Parent and the Company agree to restructure the Merger as provided in Section
2.01 hereof, then the Purchaser's common stock shall not be affected in any manner by virtue of the Merger.

     SECTION 2.10 Company Option Plan. The Company shall take all actions necessary so that, immediately following the Acceptance Date (as defined in Section 6.11), (a) each outstanding option to purchase Common Shares (an "Option") granted under the Company's 1987 Stock Option and Incentive Plan (the "Option Plan"), whether or not then exercisable or vested, shall become fully exercisable and vested, (b) each Option which is then outstanding shall be cancelled and (c) in consideration of such cancellation, and except to the extent that Parent or the Purchaser and the holder of any such Option otherwise agree, immediately following the Acceptance Date, the Company, pursuant to the terms of the Option Plan, shall promptly pay to such holders of Options an amount in respect thereof equal to the product of (i) the excess of the Offer Price over the exercise price thereof and (ii) the number of Common Shares subject thereto (such payment to be net of taxes required by Law to be withheld with respect thereto).

     SECTION 2.11 Shareholders' Meeting.

     (a) If required by the Company's articles of incorporation and/or applicable Law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable Law:

          (i) duly call, give notice of, convene and hold a special meeting of the Company's shareholders (the "Shareholders' Meeting") as soon as practicable following the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

          (ii) promptly prepare and file with the SEC a preliminary information or proxy statement relating to the Merger and this Agreement and (x) obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary information or proxy statement and, subject to compliance with SEC rules and regulations, cause a notice of a special meeting and a definitive information or proxy statement (the "Proxy Statement") to be mailed to the shareholders of the Company no later than the time required by applicable Law and the articles of incorporation and the by-laws of the Company, and (y) to obtain the necessary approvals of the Merger and this Agreement by the Shareholders; and

          (iii) subject to Section 1.02(a), include in the Proxy Statement the recommendation of the Board of Directors of the Company that the shareholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

     (b) Parent and the Purchaser will furnish to the Company the information relating to Parent and the Purchaser required under the Exchange Act and the rules and regulations thereunder to be set forth in the Proxy Statement.

     (c) The Company shall consult with Parent and the Purchaser with respect to the Proxy Statement (and any amendments or supplements thereto) and shall afford Parent and the Purchaser reasonable opportunity to comment thereon prior to its finalization. If, at any time prior to the Shareholder's Meeting, any event shall occur relating to the Company or the transactions contemplated by this Agreement which should be set forth in an amendment or a supplement to the Proxy Statement, the Company will promptly notify in writing Parent and the Purchaser of such event. In such case, the Company, with the cooperation of Parent and the Purchaser, will promptly prepare and mail such amendment or supplement and the Company shall consult with Parent and the Purchaser with respect to such amendment or supplement and shall afford Parent and the Purchaser reasonable opportunity to comment thereon prior to such mailing. The Company agrees to notify Parent and the Purchaser at least three (3) days prior to the mailing of the Proxy Statement (or any amendment or supplement thereto) to the shareholders of the Company.

     (d) Parent agrees that it will (i) vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval of the Merger and the adoption of this Agreement and (ii) take or cause to be taken all additional corporate actions necessary for the Purchaser to adopt and approve this Agreement and the transactions contemplated hereby.

     SECTION 2.12 Merger Without Meeting of Shareholders. Notwithstanding
Section 2.11, in the event that (i) Parent, the Purchaser or any other subsidiary of Parent shall have acquired in the aggregate at least 90% of the outstanding Shares pursuant to the Offer (including as a result of the exercise of the Stock Option Agreement) and prior transactions and (ii) Parent and the Company agree to restructure the Merger as provided in Section 2.01, the parties hereto agree, subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer without a meeting of the Company's shareholders, in accordance with
Section 180.1104 of the WBCL.

     SECTION 2.13 Earliest Consummation. Each party hereto shall use its commercially reasonable efforts to consummate the Merger as soon as practicable.

                                  ARTICLE III
                     DISSENTING SHARES; PAYMENT FOR SHARES

     SECTION 3.01 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded payment for such shares in accordance with Sections 180.1301 to 180.1331 of the WBCL, if such Sections provide for dissenters' rights for such Shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Price as provided in
Section 2.07, unless and until such holder fails to perfect or withdraws or otherwise loses his or her right to dissent and demand payment under the WBCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his or her right to demand payment, then such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Price, if any, to which such holder is entitled, without interest or dividends thereon, and such Shares shall no longer be Dissenting Shares. The Company shall give Parent prompt notice of any demands received by the Company for payment of Shares and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to or settle or offer to settle, any such demands.

     SECTION 3.02 Payment for Shares.

     (a) Prior to the commencement of the Offer, Purchaser shall appoint a United States bank or trust company mutually acceptable to the Company and Parent to act as paying agent (the "Paying Agent") for the payment of the Offer Price and the Merger Price. Prior to the payment time thereof, Parent shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of Shares, for payment upon surrender of the certificates for exchange in accordance with this Article III, through the Paying Agent (the "Payment Fund"), immediately available funds in amounts necessary to make the payments pursuant to the Offer, Section 2.08 and this
Section 3.02 to holders (other than Shares held by the Company or any subsidiary of the Company or Parent, Purchaser or any other subsidiary of Parent, or holders of Dissenting Shares). The Paying Agent shall pay the Offer Price and the Merger Price out of the Payment Fund.

     From time to time at or after the Effective Time, Parent shall take all lawful action necessary to make the appropriate cash payments, if any, to holders of Dissenting Shares. Prior to the Effective Time, Parent shall enter into appropriate commercial arrangements to ensure effectuation of the immediately preceding sentence. The Paying Agent shall invest the Payment Fund as directed by Parent or the Purchaser in obligations of, or guaranteed by, the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investor Services or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $200 million, in each case with maturities not exceeding seven days. Parent shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred as a result of the aforementioned investments. All earnings thereon shall inure to the benefit of Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under
Section 2.08 and this Section 3.02, Parent shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

     (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of certificates (the "Certificates") that immediately prior to the Effective Time represented Shares entitled to payment of the Merger Price pursuant to Section 2.08 (other than Certificates representing Dissenting Shares and Certificates representing Shares held by Parent or the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company) (i) a form of letter of transmittal which shall (x) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, (y) contain a representation in a form reasonably satisfactory to Parent as to the good and marketable title of the Shares held by such holder free and clear of Lien (as hereinafter defined), and (z) contain such other customary provisions as the Company and Parent may reasonably specify; and (ii) instructions for use in surrendering such Certificates and receiving the aggregate Merger Price, in respect thereof. Upon the surrender of each such certificate and subject to applicable withholding, the Paying Agent shall (subject to applicable abandoned property, escheat and similar laws) pay the holder of such Certificate in respect of Shares, the Merger Price multiplied by the number of Shares formerly represented by such Certificate, and such Certificate shall forthwith be cancelled. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares held by Parent or the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company) shall represent solely the right to receive the aggregate Merger Price relating thereto. No interest or dividends shall be paid or accrued on the Merger Price. If the Merger Price (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing such Shares is registered, it shall be a condition to such right to receive such Merger Price, as applicable, that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Certificates shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Price to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

     (c) Promptly following the first anniversary of the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Price, without any interest or dividends thereon.

     (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares, which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Price relating thereto, as provided in this Article III, subject to applicable law in the case of Dissenting Shares.

     (e) Neither the Paying Agent nor any party to this Agreement shall be liable to any shareholder of the Company or Option holder for any Shares, any Options, the Merger Price or cash delivered to a public official pursuant to and in accordance with any abandoned property, escheat or similar law.

     (f) The Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any shareholder of the Company or Option holder such amounts as the Company reasonably and in good faith determines are required to be deducted and withheld with respect to the making of such payment under the Code (as hereinafter defined), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the shareholder or Option holder in respect of which such deduction and withholding was made by the Paying Agent.

     SECTION 3.03 No Further Rights or Transfers; Cancellation of Treasury Shares. Except for the surrender of the certificate(s) representing the Common Shares in exchange for the right to receive the Merger Price with respect to each Common Share or the perfection of dissenters' rights with respect to the Dissenting Shares, at and after the Effective Time, the holder of Common Shares shall cease to have any rights as a shareholder of the Company, and no transfer of Common Shares shall thereafter be made on the stock transfer books of the Surviving Corporation. Each Common Share held in the Company's treasury immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and retired and cease to exist without any conversion thereof.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and the Purchaser as follows (with such exceptions thereto as are set forth in the disclosure statement delivered by the Company to Parent on the date hereof (the "Company Disclosure Statement") in which each item is specifically referenced to the Section of Article IV to which it refers):

     SECTION 4.01 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized and validly existing under the laws of the State of Wisconsin. Each of the Company's subsidiaries (the "Subsidiaries") is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. The Company and each of the Subsidiaries has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failures to have such power or authority, or the failures to be so qualified, licensed or in good standing, individually, and in the aggregate, would not have a Material Adverse Effect on the Company. The term "Material Adverse Effect on the Company", as used in this Agreement, means any change in or effect on the business, results of operations, assets, condition (financial or otherwise) or liabilities of the Company or any of the Subsidiaries that is materially adverse to the Company and the Subsidiaries taken as a whole.

     SECTION 4.02 Articles of Incorporation and By-Laws. The Company has heretofore made available to Parent and the Purchaser a complete and correct copy of the Company's articles of incorporation and the by-laws, each as amended to the date hereof and a copy of which is set forth in Schedule 4.02 of the Company Disclosure Statement. Neither the Company nor the Subsidiaries are in violation of any provision of their respective articles of incorporation or equivalent organizational document.

     SECTION 4.03 Capitalization. The authorized capital stock of the Company consists of 20,000,000 Common Shares. As of the close of business on April 24, 1998, there were 2,918,899 Common Shares issued and outstanding. The Company has no shares of capital stock reserved for issuance, except that, as of April 24, 1998, there were 101,847 Common Shares reserved for issuance pursuant to Options granted pursuant to the Option Plan and 3,110,746 Common Shares reserved for issuance pursuant to the Rights Agreement. No Shares are held by the Company as treasury shares and no Shares have been acquired by the Company that are subject to outstanding pledges to secure future payment of the purchase price therefor. Except as set forth in Schedule 4.03 of the Company Disclosure Statement, since December 31, 1997, the Company has not issued any shares of capital stock except pursuant to the exercise of Options outstanding as of such date and pursuant to other existing Company Benefit Plans (as hereinafter defined), in each case in accordance with their terms. All the outstanding Common Shares are, and all Common Shares which may be issued pursuant to the exercise of outstanding Options and pursuant to the Stock Option Agreement will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable, except as otherwise provided in Section 180.0622(2)(b) of the WBCL. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into Shares having such rights) ("Voting Debt") of the Company or any of the Subsidiaries issued and outstanding. Except as set forth in this Section 4.03 or Section 4.03 of the Company Disclosure Statement and except for the Merger and the Stock Option Agreement, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of the Subsidiaries, obligating the Company or any of the Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of the Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company or any of the Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Except (i) as contemplated by the Merger contemplated by this Agreement, (ii) for the Company's obligations under the Option Plans and (iii) for the Company's obligations under the Stock Option Agreement, there are no outstanding contractual obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any Common Shares or the capital stock of the Company or any of the Subsidiaries. Each of the outstanding shares of capital stock of each of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, except as otherwise provided in Section 180.0622(2)(b) of the WBCL, and was not issued in violation of any preemptive rights, and such shares of the Subsidiaries are owned by the Company or by another Subsidiary free and clear of any lien, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind (any of the foregoing being a "Lien"). To the knowledge of the Company, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company.

     SECTION 4.04 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or the Stock Option Agreement or to consummate the transactions contemplated hereby or thereby (other than, with respect to the Merger, the approval and adoption of the Merger and this Agreement by holders of the Shares to the extent required by the Company's articles of incorporation and by applicable Law). This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement and the Stock Option Agreement by Parent and the Purchaser, constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity. The Board of Directors of the Company has, at a meeting of such Board duly held on April 27, 1998, unanimously approved and adopted this Agreement, the Stock Option Agreement, the Offer and the Merger and the other transactions contemplated hereby and thereby, determined that the Offer Price to be received by the holders of Shares pursuant to the Offer and the Merger is fair to the holders of the Shares and recommends that the holders of Shares tender their Shares pursuant to the Offer and approve and adopt this Agreement and the Merger, subject to the Board's rights under Section 6.09 hereof.

     SECTION 4.05 No Conflict; Required Filings and Consents.

     (a) None of the execution and delivery of this Agreement or the Stock Option Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or thereby or the compliance by the Company with any of the provisions hereof or thereof will (i) conflict with or violate the articles of incorporation or by-laws of the Company or the comparable organizational documents of any of the Subsidiaries, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or the Subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit, or the creation of any Lien on any of the property or assets of the Company or any of the Subsidiaries (any of the foregoing referred to in clause (ii) or this clause (iii) being a "Violation") pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their respective properties may be bound or affected, except in the case of the foregoing clauses (ii) or (iii) for any Violation which, individually and in the aggregate, would not have a Material Adverse Effect on the Company or would not affect materially and adversely the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

     (b) None of the execution and delivery of this Agreement or the Stock Option Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or thereby or the compliance by the Company with any of the provisions hereof or thereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent"), any government or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational (a "Governmental Entity"), except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of articles of merger pursuant to the WBCL, (iii) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iv) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover Laws, and (v) other Consents or filings the failure of which to obtain or make, individually and in the aggregate, would not have a Material Adverse Effect on the Company or materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

     SECTION 4.06 SEC Reports and Financial Statements.

     (a) The Company has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by the Company with the SEC from December 31, 1995 until the date hereof (the "SEC Reports"). As of their respective dates or, if amended, as of the date of the last such amendment, the SEC Reports, including, without limitation, any financial statements or schedules included therein, complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (b) The audited consolidated balance sheets as of December 31, 1997, 1996 and 1995 and the related consolidated statements of income, shareholders' equity and cash flows for each of the four years in the period ended December 31, 1997 (including the related notes and schedules thereto) of the Company contained in the Company's Annual Reports on Form 10-K for the years ended December 31, 1997 and 1996 included in the SEC Reports present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto).

     (c) The accounting books and records of the Company and its Subsidiaries:
(i) are in all material respects correct and complete; (ii) are current in a manner consistent with past practice; and (iii) to the knowledge of the Company, have recorded therein all the properties, assets and liabilities of the Company and its Subsidiaries (except where the failure to so record would not violate GAAP as consistently applied by the Company).

     SECTION 4.07 Information. None of the information supplied by the Company in writing specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Proxy Statement or (iv) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "Other Filings") will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to the shareholders of the Company, at the time of the Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or the Purchaser in writing specifically for inclusion in the Proxy Statement.

     SECTION 4.08 Tax Matters.

     (a) Tax Returns. For all years for which the applicable statutory period of limitation has not expired, and except to the extent that failures, individually or in the aggregate, would not have a Material Adverse Effect on the Company,
(i) the Company has filed all Tax Returns (as hereinafter defined) that it was required to file and all such Tax Returns were correct and complete in all material respects, (ii) all Taxes (as hereinafter defined) owed by the Company (whether or not shown on any Tax Return) have been paid, except for Taxes as set forth on the balance sheet dated as of December 31, 1997 or which have arisen after December 31, 1997 in the ordinary course of the Company's trade or business and (iii) there are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. In particular, and without in any manner limiting the foregoing and except to the extent that failures, individually or in the aggregate, would not have a Material Adverse Effect on the Company, (i) none of the foregoing Tax Returns contain any position which is or would be subject to penalties under Section 6662 of the Internal Revenue Code of 1986, as amended (the "Code"), (or any corresponding provision of state, local or foreign Tax law), (ii) no Tax deficiencies have been proposed or assessed against the Company, (iii) to the knowledge of the Company, no issue has been raised in any prior Tax audit of the Company which, by application of the same or similar principles, could reasonably be expected upon a future Tax audit of the Company to result in a proposed deficiency for any period, and (iv) the Company is not liable for any Taxes attributable to any other person, whether by reason of being a member of another affiliated group, being a party to a tax sharing agreement, as a transferee or successor, or otherwise. As used herein, the term "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto; and the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     (b) Other Representations. Except as set forth in Schedule 4.08 of the Company Disclosure Statement, the Company has not (i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any tax ruling within the last three years, (iii) entered into a closing agreement with any taxing authority within the last three years, (iv) filed an election under
Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments, that will not be deductible because of
Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement for any year for which the applicable statutory period of limitations has not expired. Company is not a "United States real property holding company" within the meaning of Section 897 of the Code.

     SECTION 4.09 No Litigation. Except as set forth in Schedule 4.09 of the Company Disclosure Statement, as of the date hereof, there is no action, suit, claim, workers compensation claim, arbitration, product warranty claim, proceeding, investigation or inquiry, whether civil, criminal or administrative ("Litigation"), pending or, to the knowledge of the Company or the Subsidiaries, threatened against the Company or the Subsidiaries, their respective businesses or any of their assets, or, to the knowledge of the Company and if and to the extent the Company is, through indemnity or otherwise, liable therefor, any of the Company's current or former directors or officers or any other person whom the Company has agreed to indemnify, as such, nor does the Company or the Subsidiaries know, or have grounds to know, of any basis for any Litigation, that would have in all of the cases above, individually or in the aggregate, a Material Adverse Effect on the Company. As of date hereof, there are no such actions, suits or proceedings pending or, to the knowledge of the Company, threatened, against the Company by any person which question the legality, validity or propriety of the transactions contemplated by this Agreement. There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company, any of its or its properties, assets or business, or, to the knowledge of the Company, any of the Company's current or former directors or officers or any other person whom the Company has agreed to indemnify, as such, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 4.10 Compliance With Applicable Laws.

     (a) Non-Environmental Matters. The Company and the Subsidiaries are in compliance with all applicable laws, ordinances, rules or regulations (collectively, "Laws") and orders, writs, injunctions, judgments, plans or decrees (collectively, "Orders") (except, in each case, with respect to environmental matters which are governed by Section 4.10(b) hereof) of any Governmental Entity, except for such failures to so comply which, individually and in the aggregate, would not have a Material Adverse Effect on the Company. The business operations of the Company and the Subsidiaries are not being conducted in violation of any Law or Order of any Governmental Entity (except, in each case, with respect to environmental matters which are governed by
Section 4.10(b) hereof), except for possible violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

     (b) Environmental Matters. Except for the matters identified in Schedule
4.10 of the Company Disclosure Statement or except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) no real property currently or, to the knowledge of the Company, formerly owned, leased, operated, managed or controlled by the Company or any Subsidiary has been contaminated with any Hazardous Substances to an extent or in a manner or condition now requiring investigation, removal, corrective action, or remediation, or that could be reasonably likely to result in liability of, or costs to, the Company or any of the Subsidiaries, under any Environmental Law (as hereinafter defined), (ii) no judicial or administrative proceeding is pending or, to the knowledge of the Company, threatened relating to liability for any off-site disposal or contamination, (iii) there is currently no civil, criminal, or administrative action, suit, demand, hearing, notice of violation, investigation, notice or demand letter, or request for information pending, or, to the knowledge of the Company, threatened, under any Environmental Law against the Company or any of the Subsidiaries, the Company and the Subsidiaries have not received in writing any claims or notices alleging liability under any Environmental Law, and the Company has no knowledge of any circumstances that would reasonably be expected to result in such claims, (iv) the Company and each of the Subsidiaries are currently in compliance, and within the period of applicable statutes of limitation, have complied, with all applicable Environmental Laws, (v) no property or facility currently or, to the Company's knowledge as of the date hereof, formerly owned, leased, operated, managed or controlled by the Company or any of the Subsidiaries is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation & Liability Act, as amended, or on any comparable state or foreign list established under any Environmental Law and (vi) each of the Company and its Subsidiaries has obtained all environmental, health and safety permits and governmental authorizations required for its operations, and such permits are in good standing and each of the Company and its Subsidiaries is in substantial compliance with all items and conditions thereof. "Environmental Law" means any applicable federal, national, foreign, state or local Laws relating to noise, odor, Hazardous Substances, pollution, human health and safety or the protection of the environment. "Hazardous Substance" means any pollutant, contaminant or toxic or hazardous substance or constituent that is defined or regulated by or under authority of any Environmental Law, including without limitation any petroleum products, asbestos or polychlorinated biphenyls, and any other substance that can give rise to liability under any Environmental Law.

     SECTION 4.11 Labor Matters.

     (a) Certain Agreements. Except as set forth in Schedule 4.11 of the Company Disclosure Statement, neither the Company nor any Subsidiary is a party to any collective bargaining agreement. The employment agreements that have been entered into by either the Company or any Subsidiary are set forth in Schedule
4.11 of the Company Disclosure Statement.

     (b) Labor Disputes. Except as set forth in Schedule 4.11 of the Company Disclosure Statement and except to the extent that failures, individually or in the aggregate, would not have a Material Adverse Effect on the Company: (i) there are no pending or, to the knowledge of the Company, threatened and unresolved claims by any person against the Company or its Subsidiaries arising out of any statute, ordinance or regulation relating to unfair labor practices, discrimination or to employees or employee practices or occupational or safety and health standards; (ii) there is no pending, nor has the Company or its Subsidiaries experienced any, labor dispute, strike or organized work stoppage within the last three years; and (iii) to the knowledge of the Company, there is no threatened labor dispute, strike or organized work stoppage against the Company or its Subsidiaries.

     (c) Union Matters. As of the date hereof, except as set forth in Schedule
4.11 of the Company Disclosure Statement: (i) to the knowledge of the Company, no union organizing activities are in process or have been proposed or threatened involving any employees of the Company or its Subsidiaries and (ii) no petitions have been filed or, to the knowledge of the Company, have been threatened or proposed to be filed, for union organization or representation or employees of the Company or its Subsidiaries not presently organized.

     SECTION 4.12 Employee Benefit Plans.

     (a) Disclosure and Claims. Schedule 4.12 of the Company Disclosure Statement lists each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), each employment contract, stock option, profit sharing, stock appreciation right, phantom stock, restricted stock, severance, vacation, termination or other compensation plan, program, arrangement or understanding maintained or contributed to by the Company or the Subsidiaries, or with respect to which the Company or any Subsidiary or any Company ERISA Affiliate (as defined below) could incur material liability (the "Company Benefit Plans"). The Company has delivered or made available to Parent a true and complete copy of each material Company Benefit Plan and the most recent Form 5500 (including all attached schedules) filed with respect to each applicable Company Benefit Plan and the most recent actuarial or financial valuation reports prepared with respect to any Company Benefit Plan. No Company Benefit Plan is a "multiemployer plan" (as defined in Section 4001 of ERISA), and neither the Company nor any Subsidiary has ever contributed nor been obligated to contribute to any such multiemployer plan. There is no pending or, to the knowledge of the Company, threatened dispute, controversy, investigation or claim concerning the Company Benefit Plans other than that would not be reasonably likely to have a Material Adverse Effect on the Company. "Company ERISA Affiliate" shall mean any person which, together with the Company, would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

     (b) Determination Letters. The Internal Revenue Service has issued a favorable determination letter with respect to each Company Benefit Plan, that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code, and as of the date thereof, to the knowledge of the Company, there are no circumstances nor any events that have occurred that would materially adversely affect the qualified status of any such plan or the related trust.

     (c) Compliance. The Company and the Subsidiaries and the Company Benefit Plans are in compliance in all material respects with all provisions of ERISA, the Code and all other laws and regulations applicable to the Company Benefit Plans. There does not now exist, nor do any circumstances now exist that could reasonably be expected to result in, any material liability of the Company or any Subsidiary under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) Section 4980B of the Code or Sections 502 or 601-608 of ERISA, or (v) any other Laws or Orders with respect to any Company Benefit Plan, other than claims for benefits under such plans. With respect to each Company Benefit Plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, and (ii) no reportable event within the meaning of Section 4043(c) of ERISA and no event described in Section 4062 or 4063 of ERISA has occurred.

     (d) Post-Retirement Benefits. No Company Benefit Plan provides material benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any Subsidiary beyond their retirement or other termination of service, other than
(i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any "employee pension benefit plan" as defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or a Subsidiary, (iv) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary), or (v) medical and dental benefits for former employees (as set forth in Schedule 4.12 of the Company Disclosure Schedule).

     (e) Funding. Except with respect to the Hein-Werner Hourly and Incentive-Rated Employees' Pension Plan (the "Hourly Plan"), the current value of the assets of each of the Company Benefit Plans that is subject to Title IV of ERISA, determined as of the date of the most recently completed actuarial valuation, exceeds the actuarial present value of benefit obligations as of such date based upon the actuarial assumptions presently used for funding purposes in the most recent actuarial report prepared by such Company Benefit Plan's actuary with respect to such Company Benefit Plan. According to the most recently completed actuarial valuation with respect to the Hourly Plan, as of the date of such valuation, the actuarial present value of benefit obligations under the Hourly Plan exceeded the actuarial value of assets by $389,902. All contributions or other amounts payable by the Company or its Subsidiaries as of the Effective Time with respect to each Company Benefit Plan in respect of current or prior plan years have been either paid or accrued on the December 31, 1997 consolidated balance sheet of the Company. There are no material pending or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.

     (f) Other Plan Obligations. To the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any Company ERISA Affiliate, nor any Company Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or its Subsidiaries or any Company ERISA Affiliate, any Company Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Company Benefit Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

     SECTION 4.13 Intellectual Property. Except for the matters identified in
Schedule 4.13 of the Company Disclosure Schedule or except as would not, individually and in the aggregate, have a Material Adverse Effect on the Company, (i) the Company and each of the Subsidiaries owns, has the right to acquire or is licensed or otherwise has the right to use (in each case, clear of any Liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted, (ii) no claims are pending or, to the knowledge of the Company, threatened that the Company or any of the Subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property and (iii) to the knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or any of the Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or the Subsidiaries. For purposes of this Agreement, "Intellectual Property" shall mean (i) any invention, United States and foreign patents, pending patent applications, trade names, trade dress, logos, corporate names, trademarks, service marks, trademark registrations, service mark registrations, pending trademark applications, pending service mark applications, registered copyrights, and pending copyright applications, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (ii) proprietary software; and (iii) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

     SECTION 4.14 Certain Events.

     (a) Since December 31, 1997, there has not been any Material Adverse Effect on the Company. In addition, since December 31, 1997, except as set forth in
Schedule 4.14 of the Company Disclosure

Statement, the Company and the Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practices and there has not been, directly or indirectly:

          (i) any payment or granting by the Company or any of the Subsidiaries of any increase in compensation to any director or executive officer of the Company or, except in the ordinary course of business and consistent with past practice, any employee of the Company or the Subsidiaries;

          (ii) any granting by the Company or any of the Subsidiaries to any such director, executive officer or employee of any increase in severance or termination pay, except as required under employment, severance or termination agreements or plans in effect prior to the date of this Agreement;

          (iii) any entry by the Company or any of the Subsidiaries into any employment, severance or termination agreement with any such director or executive officer;

          (iv) any adoption or increase in payments to or benefits under any Company Benefit Plans;

          (v) any change in accounting methods, principles or practices by the Company and the Subsidiaries, except insofar as may have been required by a change in GAAP;

          (vi) any declaration or payment of any dividend or any distribution in respect of the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of any such stock of the Company; or

          (vii) any agreement or commitment to do any of the things described in the preceding clauses (i) through (vi).

     (b) Except as set forth in Schedule 4.14 of the Company Disclosure Statement, since December 31, 1997 and through the date hereof:

          (i) no party (including the Company and its Subsidiaries) has accelerated, terminated, modified in any material respect, or cancelled any Contract (other than purchase and sales orders in the ordinary course of business in accordance with past practice) involving more than $100,000 to which the Company or its Subsidiaries is a party or by which any of them is bound;

          (ii) neither the Company nor any of its Subsidiaries has (other than in the ordinary course of business) granted any license or sublicense of any rights under or with respect to any Intellectual Property;

          (iii) neither the Company nor any of Subsidiaries has experienced any material damage, destruction, or loss (whether or not covered by insurance) from fire or other casualty to its tangible property; or

          (iv) neither the Company nor any of its Subsidiaries has entered into a binding commitment to any of the foregoing.

     "Contracts" shall mean all of the contracts, agreements and obligations, written or oral, to which the Company or its Subsidiaries are a party or by which the Company or its Subsidiaries or any of their respective assets are bound, including, without limitation, any loan, bond, mortgage, indenture, lease instrument, franchise or license.

     SECTION 4.15 Certain Approvals. The Board of Directors of the Company has taken appropriate action such that, assuming the accuracy of Parent's and the Purchaser's representations in Section 5.08 of this Agreement, the provisions of Sections 180.1140 through 180.1144 of the WBCL will not apply to any of the transactions contemplated by this Agreement and the Stock Option Agreement.

     SECTION 4.16 Brokers. Except for the engagement of Credit Suisse First Boston Corporation ("CSFB"), none of the Company, the Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commission or finder's fees in connection with the transactions contemplated by this Agreement or the Stock Option Agreement.

     SECTION 4.17 Opinion of Financial Advisor. The Company has received the written opinion of CSFB, dated April 27, 1998, to the effect that, as of such date, the cash consideration to be received by the holders of the Common Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

     SECTION 4.18 Rights Agreement. Assuming the accuracy of Parent's and the Purchaser's representations in Section 5.08 of this Agreement, neither the execution nor the delivery of this Agreement nor commencement of the Offer will result in a "Distribution Date" (as defined in the Rights Agreement). The Company has irrevocably taken all actions necessary to make the Rights inapplicable to (a) the Offer and the Merger and (b) the Stock Option Agreement and the transactions contemplated thereby.

     SECTION 4.19 Title to Assets. All of the material real property owned or leased by each of the Company and its Subsidiaries are identified in the SEC Reports (the "Real Estate"). Each of the Company and its Subsidiaries owns fee simple or valid leasehold (as the case may be) title to the Real Estate and has valid title to its other tangible assets and properties which it owns, free and clear of any and all Liens, except for any such as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     SECTION 4.20 Buildings and Equipment. Except as set forth in Schedule 4.20 of the Company Disclosure Statement or except for any such as would not have a Material Adverse Effect on the Company: (i) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity that any of the Buildings or Equipment (each as defined below) fail to comply with any applicable building and zoning or other similar Laws in effect at the date hereof which notice is still outstanding and (ii) the continuation of the Company's and its Subsidiaries' businesses as currently conducted will not result in the enforcement or the threat of enforcement of any such Laws. "Buildings" shall mean all buildings, fixtures, structures and improvements leased or owned by the Company or its Subsidiaries. "Equipment" shall mean all machinery, equipment, boilers, furniture, fixtures, motor vehicles, furnishings, parts, tools, office equipment, computers and other items of tangible personal property owned or used by the Company or its Subsidiaries.

     SECTION 4.21 Vote Required. Assuming the accuracy of Parent's and the Purchaser's representations in Section 5.08 of this Agreement and subject to Sections 180.1130-180.1133 of the WBCL, the affirmative vote of the holders of at least two-thirds (2/3rds) of the outstanding Common Shares entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger, this Agreement and the transactions contemplated hereby.

     SECTION 4.22 Certain Agreements. Except as set forth in Schedule 4.22 of the Company Disclosure Statement, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as described in Schedule 4.22 of the Company Disclosure Statement or except for any such as would not result in a Material Adverse Effect on the Company, the transactions contemplated by this Agreement will not constitute a "change of control" under, require the consent from or the giving of notice to any third party pursuant to, or accelerate the vesting or repurchase rights under, the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which the Company or its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound. Except as set forth in Schedule 4.22 of the Company Disclosure Statement, there are no amounts payable by the Company or its Subsidiaries to any officers of the Company or its Subsidiaries (in their capacity as officers) as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination.

     SECTION 4.23 Applicability of Articles of Incorporation. The Board of Directors of the Company has taken such action as may be necessary to ensure that the supermajority vote provision of Article VII of the Company's articles of incorporation is inapplicable to the Offer or the Merger, or to this Agreement or the transactions contemplated hereby.

     SECTION 4.24 Contracts. Except as set forth in Section 4.24 of the Company Disclosure Statement, the Company does not have any Contract in effect as of the date hereof which purports to limit in any respect the manner in which, or the localities in which, the Company, its Subsidiaries or any other entity is entitled to conduct all or any portion of its business. There are no existing breaches or defaults by the Company or its Subsidiaries, or, to the knowledge of the Company, any other party to a Contract under any Contract the effect of which would constitute a Material Adverse Effect on the Company and, to the knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice or both, could reasonably be expected to constitute such a breach or default.

                                   ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

     Parent and the Purchaser jointly and severally represent and warrant to the Company as follows:

     SECTION 5.01 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Purchaser is a corporation duly organized and validly existing under the laws of the State of Wisconsin. Each of Parent and the Purchaser has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Material Adverse Effect on Parent. The term "Material Adverse Effect on Parent", as used in this Agreement, means any change in or effect on the business, results of operations, assets, condition (financial or otherwise) or liabilities of Parent or any of its subsidiaries that would be materially adverse to Parent and its subsidiaries taken as a whole, except for any change or effect resulting from general economic or financial market conditions.

     SECTION 5.02 Authority. Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by Parent and the Purchaser and the consummation by Parent and the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Boards of Directors of Parent and the Purchaser and by the sole shareholder of the Purchaser and no other corporate proceedings on the part of Parent or the Purchaser are necessary to authorize or approve this Agreement or the Stock Option Agreement or to consummate the transactions contemplated hereby or thereby. Each of this Agreement and the Stock Option Agreement has been duly executed and delivered by each of Parent and the Purchaser and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and the Purchaser enforceable against each of them in accordance with its respective terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

     SECTION 5.03 No Conflict; Required Filings and Consents.

     (a) None of the execution and delivery of this Agreement or the Stock Option Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the transactions contemplated hereby or thereby or the compliance by Parent or the Purchaser with any of the provisions hereof or thereof will (i) conflict with or violate the organizational documents of Parent or the Purchaser, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or the Purchaser, or any of their subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a Violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or the Purchaser, or any of their respective subsidiaries, is a party or by which any of their respective properties or assets may be bound or affected, except in the case of the foregoing clauses (ii) and (iii) for any such

Violations which would not have a Material Adverse Effect on Parent or materially adversely affect the ability of Parent or the Purchaser to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

     (b) None of the execution and delivery of this Agreement or the Stock Option Agreement by Parent and the Purchaser, the consummation by Parent and the Purchaser of the transactions contemplated hereby or thereby or the compliance by Parent and the Purchaser with any of the provisions hereof or thereof will require any Consent of any Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of articles of merger pursuant to the WBCL, (iii) compliance with the HSR Act, (iv) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover Laws, and (v) other Consents or filings the failure of which to obtain or make, individually and in the aggregate, would not have a Material Adverse Effect on Parent or materially adversely affect the ability of Parent or the Purchaser to consummate the transactions contemplated by this Agreement or the Stock Option Agreement.

     SECTION 5.04 Information. None of the information supplied or to be supplied by Parent and the Purchaser in writing specifically for inclusion in
(i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Proxy Statement or
(iv) the Other Filings will, at the respective times filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to shareholders of the Company, at the time of the Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     SECTION 5.05 Financing. Parent or the Purchaser has available the funds necessary to consummate the Offer and the Merger and the transactions contemplated hereby on a timely basis.

     SECTION 5.06 Brokers. Except for the engagement of Merrill Lynch & Co., none of Parent, the Purchaser, or any of their respective subsidiaries, officers, directors or employees, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement or the Stock Option Agreement for or with respect to which the Company is or might be liable.

     SECTION 5.07 Purchaser.

     (a) Parent owns all of the outstanding stock of Purchaser; at all times prior to the Merger, no person other than Parent has owned, or will own, any of the outstanding stock of Purchaser. Purchaser was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement.

     (b) There are not as of the date of this Agreement, and there will not be at the Effective Time, any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character which Purchaser is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of its capital stock.

     (c) As of the date of this Agreement and the Effective Time, except for obligations incurred in connection with this Agreement or the transactions contemplated hereby, Purchaser has not and will not have incurred, directly or indirectly through any other corporation, any obligations or liabilities of any kind or engaged in any activities of any type or kind whatsoever or entered into any arrangement or arrangements with any person or entity.

     SECTION 5.08 Share Ownership. During the period from September 10, 1987 to the date hereof, neither Parent, the Purchaser nor any of their affiliates have owned 10% or more of the Shares.

                                   ARTICLE VI

                                   COVENANTS

     SECTION 6.01 Conduct of Business of the Company. Except as required by this Agreement or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company will and will cause each of the Subsidiaries to conduct its operations only in the ordinary course of business consistent with past practice and will use its commercially reasonable efforts and will cause each of the Subsidiaries to use its commercially reasonable efforts, to preserve intact the business organization of the Company and each of the Subsidiaries, to use, operate, maintain and repair all of its assets and properties in a normal business manner consistent with past practice, to keep available the services of its and their present officers and key employees and to preserve the goodwill of those having business relationships with it and to conduct business with suppliers, customers, creditors and others having business relationships with the Company in the best interests of the Company. Without limiting the generality to the foregoing, and except as otherwise required or contemplated by this Agreement or the Stock Option Agreement or as set forth in Section 6.01 of the Company Disclosure Statement, the Company will not, and will not permit any of the Subsidiaries to, prior to the Effective Time, without the prior written consent of Parent:

     (a) adopt any amendment to its charter or by-laws or comparable organizational documents;

     (b) issue, reissue or sell or authorize the issuance, reissuance or sale of additional shares of capital stock of any class, or shares convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible shares or capital stock, other than the issuance of Shares pursuant to Options outstanding on the date of this Agreement or pursuant to the Stock Option Agreement;

     (c) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any Subsidiary which is wholly-owned by the Company;

     (d) split, combine, subdivide, reclassify or directly or indirectly redeem, purchase or otherwise acquire, recapitalize or reclassify, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other shares or liquidate in whole or in part;

     (e) except for (A) increases in salary, wages and benefits of non-executive officers or employees of the Company or the Subsidiaries in the ordinary course of business consistent with past practice, (B) increases in salary, wages and benefits granted to officers and employees of the Company or the Subsidiaries in conjunction with new hires in the ordinary course of business consistent with past practice, or (C) increases in salary, wages and benefits to employees of the Company or the Subsidiaries pursuant to collective bargaining agreements entered into in the ordinary course of business consistent with past practice,
(i) increase the compensation or fringe benefits payable or to become payable to its directors, officers or key employees (whether from the Company or any of the Subsidiaries), (ii) pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units), (iii) grant any severance or termination pay to (except pursuant to existing agreements, plans or policies and as required by such agreements, plans or polices), (iv) enter into or modify any employment or severance agreement with, any director, officer or other key employee of the Company or any of the Subsidiaries or (v) establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock or Company Benefit Plans for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable Law or regulation;

     (f) (i) sell, lease, transfer or assign any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business and other than the disposition of obsolete or unusable property; (ii) enter into any Contract (other than purchase and sales orders in the ordinary course of business in accordance with past practice) involving more than $25,000 without the consent of Parent (which consent shall not be unreasonably withheld); (iii) accelerate, terminate, modify in any material respect, or cancel any Contract (other than purchase and sales orders and other than in the ordinary course of business in accordance with past practice) involving more than $25,000 to which the Company is a party or by which any of them is bound without the consent of Parent (which consent shall not be unreasonably withheld; (iv) make any capital expenditure (or series of related capital expenditures) involving either more than $25,000 (unless such expenditure is identified in the current business plan of the Company as disclosed to Parent) or outside the ordinary course of business; (v) delay or postpone the payment of accounts payable and other liabilities outside the ordinary course of business;
(vi) cancel, compromise, waive or release any right or claim (or series of related rights and claims) not covered by the reserves or accruals relating to such claim in the Company's December 31, 1997 consolidated balance sheet either involving more than $25,000 or outside the ordinary course of business without the consent of Parent (which consent shall not be unreasonably withheld); (vii) grant any license or sublicense of any rights under or with respect to any Intellectual Property other than in the ordinary course of business; or (viii) enter into any contract or agreement with any affiliate of the Company except for transactions in the ordinary course of business upon commercially reasonable terms.

     (g) (i) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Company and the Subsidiaries may incur, assume or pre-pay debt in the ordinary course of business consistent with past practice under existing lines of credit, (ii) pay, discharge, settle or satisfy as other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, or (iv) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments between any Subsidiary wholly-owned by the Company and the Company or another Subsidiary wholly-owned by the Company; or

     (h) agree in writing or otherwise to take any of the foregoing actions.

     SECTION 6.02 Access to Information. From the date hereof until the Effective Time, the Company will, and will cause the Subsidiaries, and each of its and their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "Company Representatives") to, (i) provide Parent and the Purchaser and their respective officers, employees, counsel, advisors and representatives (collectively, the "Parent Representatives") access, during normal business hours and upon reasonable notice, to the offices and other facilities and to the books, records, financial statements and other documents and materials relating to the financial condition, assets and liabilities of the Company and the Subsidiaries, and will permit Parent and the Purchaser to make inspections of such as either of them may reasonably require,
(ii) cause the Company Representatives and the Subsidiaries to furnish Parent, the Purchaser and the Parent Representatives to the extent available with such other information with respect to the business of the Company and the Subsidiaries as Parent and the Purchaser may from time to time reasonably request and (iii) confer and consult with the Parent Representatives, as Parent may reasonably request, to report on operational matters, financial matters and the general status of ongoing business operations of the Company; provided, however, that all requests for such access, inspection, information or consultations pursuant to this Section 6.02 shall be made through the President and Chief Executive Officer of the Company or such other person as he shall designate in writing to Parent. Unless otherwise required by Law and except as is necessary to disseminate the Offer Documents, Parent and the Purchaser will, and will cause the Parent Representatives to hold any such information in confidence until such time as such information otherwise becomes publicly available through no wrongful act of Parent, the Purchaser or the Parent Representative, all as specifically provided in the confidentiality agreement, dated April 21, 1998, between Parent and the Company (the "Confidentiality Agreement").

     SECTION 6.03 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided and to applicable legal requirements, so long as this Agreement has not been terminated, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, consistent with the fiduciary duties of such party's respective Board of Directors, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable Laws and regulations to ensure that the conditions set forth in Annex I and Article VII are satisfied and to consummate and make effective the transactions contemplated by the Offer, the Merger, this Agreement and the Stock Option Agreement, including, without limitation, to make promptly their respective filings and thereafter to make any other submissions required under applicable Laws.

     In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company or Parent or the Purchaser or any of their respective subsidiaries should be discovered by the Company or Parent, as the case may be, and which should be set forth in an amendment to the Offer Documents or Schedule 14D-9, the discovering party will promptly inform the other party of such event or circumstance and promptly take all steps necessary to cause the Offer Documents or the Schedule 14D-9, as the case may be, as so corrected to be filed with the SEC and to be disseminated to the shareholders of the Company, in each case as to the extent required by applicable Law. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Stock Option Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement or the Stock Option Agreement, as the case may be, shall take all such necessary action.

     SECTION 6.04 Consents.

     (a) Subject to the terms and conditions herein provided, the Company will
(i) take all reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to obtain all approvals required by any Contract to consummate the transactions contemplated hereby, (ii) take all reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to obtain all approvals, authorizations, and clearances of any Governmental Entity required of the Company to permit the Company to consummate the transactions contemplated hereby, (iii) provide such other information and communications to such Governmental Entity as such entity may reasonably request, and (iv) cooperate with Parent in obtaining all approvals, authorizations and clearances of Governmental Entities and others required of Parent to consummate the transactions contemplated by this Agreement or the Stock Option Agreement.

     (b) Each of the parties will use its commercially reasonable efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other person required in connection with the consummation of the transactions contemplated by the Offer, the Merger, this Agreement and the Stock Option Agreement.

     (c) Any party hereto shall promptly inform the others of any material communication from the United States Federal Trade Commission, the Department of Justice or any other domestic government or governmental authority regarding any of the transactions contemplated by this Agreement or the Stock Option Agreement. If any party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement or the Stock Option Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Parent will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority in connection with the transactions contemplated by this Agreement or the Stock Option Agreement.

     SECTION 6.05 Public Announcements. So long as this Agreement is in effect, Parent, the Purchaser and the Company agree to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement.

     SECTION 6.06 Employee Benefit Arrangements.

     (a) Following the Effective Time and through December 31, 1999, the Purchaser agrees to provide employee benefit plans and programs for the benefit of employees of the Company and the Subsidiaries (excluding plans or programs which provide for issuance of Shares or options on Shares) that are of reasonably equivalent value to such employees as compared with the Company Benefit Plans, subject to applicable governmental rules and regulations. All service credited to each employee by the Company or any Subsidiary through the Effective Time shall be recognized by the Purchaser for purposes of eligibility and vesting (but not benefit accrual) under any employee benefit plan provided by the Purchaser for the benefit of the employees.

     (b) Parent shall cause the Surviving Corporation to honor (without modification) and assume all written employment agreements with individual employees, severance agreements with individual employees and other comparable agreements with individual employees of the Company or any Subsidiary, all as in effect on the date of this Agreement (including, without limitation, the Consulting Agreement between the Company and J. Queenan), all of which are listed on Schedule 6.06 of the Company Disclosure Statement.

     (c) The Purchaser shall maintain in effect the Company severance plan/program (as specified in the employee handbook) for a period of two years immediately following the Effective Time and the Company severance plan/program shall not be terminated or adversely amended during such two-year period.

     (d) The Company shall cause the interest of each of the employees of the Company and the Subsidiaries as of the Acceptance Date (as hereinafter defined) in the Hein-Werner Retirement and Savings Plan and Trust to be fully vested and nonforfeitable as of the Acceptance Date.

     (e) For a period of 18 months following the Effective Time, Parent shall cause the Surviving Corporation to continue to provide medical insurance, at COBRA premium rates, to O. Friend.

     SECTION 6.07 Company Disclosure Statement. The Company has delivered to Parent the Company Disclosure Statement which shall be accompanied by a certificate signed by the President and the Secretary of the Company stating that the Company Disclosure Schedule was delivered pursuant to this Agreement and is the Company Disclosure Schedule referred to in this Agreement. The Company Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify, as specified, the representations, warranties, covenants or agreements of the Company contained in this Agreement.

     SECTION 6.08 Deliveries of Information. From time to time after the date of this Agreement and prior to the Effective Time (unless this Agreement is terminated), the Company shall furnish promptly to Parent:

     (a) a copy of each report, schedule and other document filed by the Company or received by the Company after the date of this Agreement pursuant to the requirements of federal or state securities Laws promptly after such documents are available; and

     (b) the monthly consolidated financial statements of the Company (as prepared by the Company in accordance with its normal accounting procedures) promptly after such financial statements are available.

     SECTION 6.09 No Solicitation.

     (a) The Company represents and warrants to, and covenants and agrees with, Parent and the Purchaser that neither the Company nor any of the Subsidiaries has any agreement, arrangement or understanding with any potential acquiror that, directly or indirectly, would be violated, or require any payments, by reason of the execution, delivery and/or consummation of this Agreement and the Stock Option Agreement. The Company shall, shall cause the Subsidiaries to, and shall use its commercially reasonable efforts to cause the officers, directors, employees, investment bankers, attorneys and other agents and representatives of the Company and the Subsidiaries to, immediately cease any existing activities, information exchanges, discussions or negotiations with any person (including a "person" as defined in Section 13(d)(3) of the Exchange Act) other than Parent or the Purchaser (a "Third Party") heretofore conducted with respect to any Acquisition Transaction (as hereinafter defined). The Company shall not, shall cause the Subsidiaries not to, and shall use its commercially reasonable efforts to cause the officers, directors, employees, investment bankers, attorneys and other agents and representatives of the Company and the Subsidiaries not to, directly or indirectly, (x) solicit, initiate, continue, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, proposals or offers from any Third Party with respect to, or that could reasonably be expected to lead to, any acquisition or purchase of all or any significant portion of the assets or business of, or any significant equity interest in (including by way of a tender offer), or any merger, consolidation or business combination with, or any similar transaction involving, the Company or any of the Subsidiaries (the foregoing being referred to collectively as an "Acquisition Transaction"), or (y) negotiate or otherwise communicate in any way with any Third Party with respect to any Acquisition Transaction or enter into, approve or recommend any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Offer and/or the Merger or any other transaction contemplated hereby or by the Stock

Option Agreement. Notwithstanding anything to the contrary in the foregoing, the Company may in response to an unsolicited written proposal with respect to an Acquisition Transaction involving the acquisition of all of the Shares (or all or substantially all of the assets of the Company and the Subsidiaries) from a Third Party furnish or disclose non-public information to such Third Party and negotiate or otherwise communicate with such Third Party, in each case only if
(A) the Board of Directors of the Company (after consultation with its outside legal counsel and independent financial advisors) determines in good faith that such proposal would reasonably be likely to be more favorable to the Company and its shareholders than the transactions contemplated hereby (the proposal with respect to an Acquisition Transaction meeting the requirements of clause (A), a "Superior Proposal"), (B) prior to furnishing or disclosing any non-public information to, or entering into discussions or negotiations with, such Third Party, the Company receives from such Third Party a customary confidentiality agreement similar in all material respects to the Confidentiality Agreement, and
(C) the Company advises Parent of all such non-public information delivered to such Third Party prior to such delivery; provided, however, that the Company shall not enter into a definitive agreement with respect to a Superior Proposal unless the Company first complies with Section 6.09(b) hereof, including the last sentence thereof, and then unless the Company concurrently terminates this Agreement in accordance with the terms hereof.

     (b) The Company shall promptly (but in any event within one business day of the Company becoming aware of same) advise Parent of the receipt by the Company, any of the Subsidiaries or any of the Company's investment bankers, attorneys or other agents or representatives of any inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant to Section 6.09(a). The Company shall promptly (but in any event within one business day of the Company becoming aware of same) provide Parent with a copy of any such inquiry or proposal in writing and a written statement with respect to any such inquiries or proposals not in writing, which statement shall include the identity of the parties making such inquiries or proposal and the material terms thereof and will update Parent on an ongoing basis, or upon Parent's reasonable request, of the status thereof; provided, however, that the Company shall not be obligated to provide a copy of, or a written statement with respect to, any such inquiry if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that not providing such copy or written statement is necessary to allow the Board of Directors of the Company to fulfill its fiduciary duties to the shareholders of the Company under applicable Law. For the avoidance of doubt, the Company agrees that it will not terminate this Agreement and enter into any agreement with respect an Acquisition Transaction unless and until Parent has been given the opportunity at least two business days prior to the entering into such agreement to match the terms of such agreement.

     (c) Nothing contained in this Section 6.09 shall prohibit the Company from disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its shareholders if, in the good faith judgment of its Board of Directors, after consultation with outside legal counsel, failure to so disclose would result in a violation of applicable Law.

     SECTION 6.10 Notification of Certain Matters. Parent and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representation or warranty contained in this Agreement or the Stock Option Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) to cause any covenant, condition or agreement hereunder or under the Stock Option Agreement not to be complied with or satisfied in all material respects and (b) any failure of the Company, Parent or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or under the Stock Option Agreement in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder or under the Stock Option Agreement.

     SECTION 6.11 Indemnification and Insurance.

     (a) The Purchaser and Parent agree that for a period of six years from the date the Shares are purchased by Parent or the Purchaser in the Offer (the "Acceptance Date"), the Purchaser will maintain all rights to indemnification now existing in favor of the current or former directors, officers, employees, fiduciaries and agents of the Company as provided in the Company's articles of incorporation and by-laws or otherwise in effect under any agreement on the date of this Agreement. In addition, the Purchaser and Parent agree that the articles of incorporation and by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Company's articles of incorporation and by-laws on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Acceptance Date in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law. Notwithstanding the six-year period specified in the foregoing sentences, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

     (b) The Surviving Corporation will at all times exercise the powers granted to it by its articles of incorporation, its by-laws, and by applicable Law to indemnify and hold harmless to the fullest extent possible present or former directors, officers, employees, fiduciaries and agents of the Company against any threatened or actual claim, action, suit, proceeding or investigation made against them arising from their service in such capacities (or service in such capacities for another enterprise at the request of the Company) prior to, and including the Acceptance Date, including, without limitation, with respect to matters relating to this Agreement.

     (c) Parent agrees that the Company and, from and after the Acceptance Date, the Surviving Corporation shall cause to be maintained in effect for not less than six years from the Acceptance Date the current policies of the directors' and officers' liability insurance maintained by the Company with respect to matters occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement); provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.11(c) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     (d) This Section 6.11 is intended to benefit the current and former directors, officers, employees, fiduciaries and agents of the Company and shall be binding on all successors and assigns of Parent, the Purchaser, the Company and the Surviving Corporation.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 7.01 Conditions to Each Party's Obligation to Effect the Merger If the Offer Shall Have Been Consummated. The respective obligations of Parent, the Purchaser and the Company to consummate the Merger if the Offer shall have been consummated are subject to the satisfaction or waiver in writing by each party hereto at or before the Effective Time, of each of the following conditions:

     (a) Shareholder Approval. The Shareholders shall have duly approved the transactions contemplated by this Agreement, to the extent required pursuant to the requirements of the Company's articles of incorporation and applicable Law.

     (b) Purchase of Shares. The Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms hereof; provided, that this condition shall be deemed to have been satisfied with respect to Parent and the Purchaser if the Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer.

     (c) Injunctions; Illegality. The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity, and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity that prevents the consummation of the Merger.

     SECTION 7.02 Condition to Parent's and the Purchaser's Obligation to Effect the Merger. The obligations of Parent and the Purchaser to consummate the Merger are further subject to the fulfillment of the condition that all actions contemplated by Section 2.10 hereto shall have been taken, which may be waived in whole or in part by Parent or the Purchaser.

                                  ARTICLE VIII

                        TERMINATION; AMENDMENTS; WAIVER

     SECTION 8.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether or not approval thereof by the shareholders of the Company has been obtained:

     (a) by the mutual written consent of Parent, the Purchaser and the Company prior to the date on which Parent's designees constitute a majority of the Board of Directors of the Company; or

     (b) by the Company if the Company is not in material breach of any of its representations, warranties, covenants or arrangements contained in this Agreement and the Stock Option Agreement and if (i) the Purchaser fails to commence the Offer as provided in Section 1.01 hereof, (ii) the Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof on or before August 31, 1998 or (iii) the Purchaser fails to purchase validly tendered Shares in violation of the terms of the Offer or this Agreement; or

     (c) by Parent or the Company if the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that Parent may terminate this Agreement pursuant to this
Section 8.01(c) upon the termination or withdrawal of the Offer only if Parent's or the Purchaser's termination or withdrawal of the Offer is not in violation of the terms of this Agreement or the Offer; or

     (d) by Parent or the Company if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree injunction, ruling or other action shall have become final and nonappealable; or

     (e) by the Company if, prior to the purchase of Shares pursuant to the Offer in accordance with the terms of this Agreement, (i) there shall have occurred, on the part of Parent or the Purchaser, a material breach of any representation, warranty, covenant or agreement contained in this Agreement which is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to the party committing the breach, except in any case, such failures which are not reasonably likely to affect adversely Parent's or the Purchaser's ability to complete the Offer or the Merger, or (ii) the Company enters into a definitive agreement with respect to a Superior Proposal as permitted under Section 6.09(a) hereof and after complying with the provisions of Section 6.09(b) hereof and making the payments referred to in Section 8.03(b) hereof; or

     (f) by Parent if, prior to the purchase of Shares pursuant to the Offer in accordance with the terms of this Agreement, (i) there shall have occurred, on the part of the Company, a breach of any representation, warranty, covenant or agreement contained in this Agreement which individually, or in the aggregate, if not cured would be reasonably likely to have a Material Adverse Effect on the Company and which is not curable or, if curable, is not cured within the later of (x) 30 days after written notice of such breach is given by Parent to the Company and (y) the satisfaction of all conditions to the Offer not related to such breach or (ii) the Board of Directors of the Company or committee thereof shall have withdrawn or modified (or shall have resolved to withdraw or modify), in a manner adverse to Parent, its approval or recommendation of this

Agreement or any of the transactions contemplated hereby and the Board of Directors of the Company and such committee shall not have fully reinstated such approval or recommendations within three business days after a request by Parent to so reinstate or shall have recommended (or resolved to recommend) an Acquisition Transaction (other than the Offer and Merger) to the shareholders of the Company; or

     (g) by Parent if it is not in material breach of its obligation hereunder or under the Offer and no Shares shall have been purchased pursuant to the Offer on or before August 31, 1998.

     SECTION 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders of the Company, other than the provisions of this Section 8.02, Section 8.03 and the last sentence of Section 6.02, which shall survive any such termination. Nothing contained in this Section 8.02 shall relieve any party from liability for any breach of this Agreement or the Confidentiality Agreement.

     SECTION 8.03 Fees and Expenses.

     (a) Subject to Section 8.03(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, this Agreement, the Stock Option Agreement and the transactions contemplated by this Agreement and the Stock Option Agreement shall be paid by the party incurring such expenses.

     (b) Parent and the Company agree that (i) in the event this Agreement is terminated pursuant to Section 8.01(e)(ii) or (ii) in the event that (x) any person shall have publicly disclosed a proposal regarding an Acquisition Transaction and (y) following such disclosure, either (a) August 31, 1998 occurs without the shareholder approval of the Merger being obtained (other than as a result of a material breach hereof by Parent or the Purchaser that has not been cured within the time period set forth in Article VIII of this Agreement) or (b) the Company breaches (prior to the time that the designees of the Purchaser constitute a majority of the Board of Directors of the Company) any of its material obligations hereunder and does not cure such breach within the time period set forth in Article VIII of this Agreement or (c) the Agreement is terminated pursuant to Section 8.01(f)(ii), and (z) not later than twelve months after any such termination the Company shall have entered into a definitive agreement for an Acquisition Transaction, or an Acquisition Transaction shall have been consummated, then the Company shall pay to an account designated by Parent a termination fee, in immediately available funds, of $1,000,000 (the "Termination Fee") and shall reimburse Parent for out-of-pocket fees and expenses (but in no event greater than $350,000) reasonably incurred by Parent and the Purchaser in connection with this Agreement, the Offer and the Merger. The Termination Fee and any reimbursement of expenses shall be paid prior to, and shall be a condition to the effectiveness of, any termination of this Agreement referred to in clause (i) above or on the next business day after the earlier of such Acquisition Transaction being consummated or a definitive agreement for such Acquisition Transaction being entered into, if such fee and expenses are payable as a result of clause (ii) above.

     SECTION 8.04 Amendment. Subject to Section 1.03(c), this Agreement may be amended by the Company, Parent and the Purchaser at any time before or after any approval of this Agreement by the shareholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Price or which adversely affects the rights of the shareholders of the Company hereunder without the requisite affirmative vote of such shareholders; provided, however, that this Agreement shall not be amended after the time, if ever, that the Purchaser's designees constitute a majority of the Board of Directors of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     SECTION 8.05 Extension; Waiver. Subject to Section 1.03(c), at any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations, it being understood that the other conditions set forth in Annex I may be waived by Parent and the

Purchaser without the consent of the Company. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                                 MISCELLANEOUS

     SECTION 9.01 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time.

     SECTION 9.02 Entire Agreement; Assignment.

     (a) This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

     (b) Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement is not intended to confer upon any person other than Parent, the Purchaser and the Company any rights or remedies hereunder.

     SECTION 9.03 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

     SECTION 9.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

        If to Parent or the Purchaser:
        Snap-on Incorporated
        10801 Corporate Drive
        Kenosha, Wisconsin 53141
        Attention: Susan F. Marrinan
        Fax: (414) 656-5165

        with a copy to:
        Skadden, Arps, Slate, Meagher & Flom (Illinois)
        333 West Wacker Drive
        Chicago, Illinois 60606
        Attention: William R. Kunkel
        Fax: (312) 407-0411

        If to the Company:
        Hein-Werner Corporation
        2020 Pewaukee Road
        Waukesha, Wisconsin 53188
        Attention: Joseph L. Dindorf
        Fax: (414) 542-7890
        with a copy to:
        Foley & Lardner
        777 East Wisconsin Avenue
        Milwaukee, Wisconsin 53202
        Attention: Maurice J. McSweeney
                Jay O. Rothman
        Fax: (414) 297-4900

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     SECTION 9.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 9.06 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 9.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 9.08 Obligation of Parent. Whenever this Agreement requires the Purchaser or the Surviving Corporation to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause the Purchaser or the Surviving Corporation to take such action and a guarantee of the performance thereof.

     SECTION 9.09 Certain Definitions. As used in this Agreement:

     (a) the term "affiliate", as applied to any person shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting shares, by contract or otherwise;

     (b) the term "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act); and

     (c) the term "subsidiary" or "subsidiaries" means, with respect to Parent, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 9.10 SPECIFIC PERFORMANCE. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF IN ANY COURT OF THE UNITED STATES OR ANY STATE HAVING JURISDICTION, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY.

     SECTION 9.11 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

     SECTION 9.12 No Third Party Beneficiary. Except as provided pursuant to
Section 6.11 hereof, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and assigns and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                         SNAP-ON INCORPORATED
                                         ("Parent")

                                         By: /s/ ROBERT A. CORNOG
                                            ------------------------------------
                                            Name: Robert A. Cornog
                                            Title: Chairman, President and
                                               Chief Executive Officer

                                         SNAP-ON PACE COMPANY
                                         (the "Purchaser")

                                         By: /s/ SUSAN F. MARRINAN
                                            ------------------------------------
                                            Name: Susan F. Marrinan
                                            Title: Vice President and Secretary

                                         HEIN-WERNER CORPORATION
                                         (the "Company")

                                         By: /s/ JOSEPH L. DINDORF
                                            ------------------------------------
                                            Name: Joseph L. Dindorf
                                            Title: President and Chief Executive
                                              Officer

     CONDITIONS TO THE OFFER. Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or pay for any tendered Shares if (i) any applicable waiting period under the HSR Act has not expired or terminated or (ii) the Minimum Condition has not been satisfied, and the Purchaser may, subject to the terms of the Merger Agreement, amend the Offer or postpone the acceptance for payment of tendered Shares if at any time on or after the date of the Merger Agreement and before the expiration of the Offer, any of the following events shall occur:

     (a) there shall be threatened or pending any suit, action or proceeding by a Governmental Entity against the Purchaser, Parent or the Company (i) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of Parent's subsidiaries or affiliates) of any or a material portion of their or the Company's businesses or assets, or to compel Parent or the Purchaser or Parent's subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and Parent's subsidiaries, in each case taken as a whole,
(ii) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Stock Option Agreement, or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer, the Merger or the Stock Option Agreement, or (iv) seeking to impose material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders; or

     (b) any Law is enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger or the transactions contemplated by the Stock Option Agreement, or any other action is taken by any Governmental Entity, other than the application to the Offer, the Merger or the transactions contemplated by the Stock Option Agreement of applicable waiting periods under the HSR Act, that results, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

     (c) (i) the Board of Directors of the Company or any committee thereof withdraws or modifies in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger, the Merger Agreement or the Stock Option Agreement or approves or recommends any Acquisition Transaction, or
(ii) the Company enters into any agreement to consummate any Acquisition Transaction; or

     (d) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to Material Adverse Effect are not true and correct, or any such representations and warranties that are not so qualified are not true and correct in any respect (when taken together with all other failures of such representations and warranties to be true and correct) that would have a Material Adverse Effect on the Company, in each case at the date of the Merger Agreement or at the scheduled expiration of the Offer (as though made as of such date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date); or

     (e) the Merger Agreement shall have been terminated in accordance with its terms; or

     (f) the Company shall have failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement or the Stock Option Agreement other than any failure which would not have, either individually or in the aggregate, a Material Adverse Effect on the Company; or

     (g) any person acquires beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 20% of the outstanding Shares (other than any person not required to file a Schedule 13D under the rules promulgated under the Exchange Act or other than pursuant to the Stock Option Agreement); or

     (h) there shall have occurred, and continued to exist, (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or the American Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other national or international calamity directly involving the United States (other than an action involving solely United Nations personnel or support of United Nations' personnel), or (iv) in the case of any of the events described in the foregoing clauses (i) through (iii) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or the Purchaser not in violation of the Merger Agreement) and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex I is appended.

[CREDIT SUISSE FIRST BOSTON LOGO]
                                         CREDIT SUISSE FIRST BOSTON CORPORATION

                                         227 West Monroe Street    Telephone 312
                                         750 3000
                                          Chicago, IL 60606-5018

                                                                        ANNEX II

Board of Directors
Hein-Werner Corporation
2210 Pewaukee Road
Waukesha, Wisconsin 53188

April 27, 1998

Dear Sirs:

     You have asked us to advise you with respect to the fairness to the stockholders of Hein-Werner Corporation (the "Company") from a financial point of view of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of April 26, 1998 (the "Merger Agreement"), among the Company, Snap-on Incorporated (the "Parent") and Snap-on Pace Company (the "Purchaser"). The Merger Agreement provides for the commencement by the Purchaser of a tender offer (the "Offer") to purchase all of the issued and outstanding shares of common stock of the Company, par value $1.00 per share, together with associated rights (together, the "Shares"), at a price per share of $12.60, net to the seller in cash, followed by a merger (the "Merger") of the Purchaser with and into the Company pursuant to which the Company will become a wholly-owned subsidiary of the Parent, with each remaining outstanding Share to be converted into the right to receive $12.60 in cash. The Company has also granted an irrevocable option (the "Option") to the Purchaser to acquire that number of Shares, at a price of $12.60 per share, required to control 90% of the fully diluted Shares outstanding (assuming the issuance of the Shares pursuant to the Option), provided that the Purchaser has accepted for payment pursuant to the Offer at least 66 2/3% but less than 90% of the Shares outstanding prior to the exercise of the Option.

     In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as the Merger Agreement and the draft Stock Option Agreement, dated as of April 26, 1998. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and have met with the Company's management to discuss the business and prospects of the Company.

     We have also considered certain financial and stock market data of the Company, and we have compared those data with similar data for other publicly held companies in business similar to the Company and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. In connection with our engagement, we approached a limited number of third parties, after approval by the Company, to solicit indications of interest in a possible acquisition of the Company and held preliminary discussions with certain of these parties prior to the date hereof.

     We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

     In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Parent for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors in connection with its consideration of the Offer and the Merger, and does not constitute a recommendation to any stockholder as to whether or not such stockholder should tender shares pursuant to the Offer or vote in favor of the Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the stockholders of the Company in the Offer and the Merger is fair to such stockholders from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

                                                                       ANNEX III

                         DIRECTORS DESIGNATED BY PARENT

     The name, age, present principal occupation and five-year employment history of each of the directors designated by Parent are set forth below. All such directors listed below are citizens of the United States and have their principal business address at the office of Parent at 10801 Corporate Drive, Kenosha, WI 53141-1430 (except S.F. Marrinan who has a principal business address at the office of Parent located at 2801 80th Street, Kenosha, WI 53141-1410).

   PARENT DESIGNEE       AGE               PRINCIPAL OCCUPATION AND DIRECTORSHIPS
   ---------------       ---               --------------------------------------
Branko M. Beronja        63     President -- Diagnostics since February 1998. Senior Vice
                                President -- Diagnostics, North America from April 1996 to
                                February 1998. President -- North American Operations from
                                April 1994 to April 1996, and Vice President -- Sales, North
                                America from August 1989 to April 1994. A Director since
                                January 1997.
Donald S. Huml           51     Senior Vice President -- Finance and Chief Financial Officer
                                since August 1994. Prior to joining Snap-on, he was Vice
                                President and Chief Financial Officer of Saint-Gobain
                                Corporation from December 1990 to August 1994.
Michael F. Montemurro    49     Senior Vice President -- Financial Services and
                                Administration since August 1994. Senior Vice President --
                                Financial Services, Administration and Chief Financial
                                Officer from April 1994 to August 1994. Senior Vice
                                President -- Finance and Chief Financial Officer from March
                                1990 to April 1994.
Susan F. Marrinan        49     Vice President, Secretary and General Counsel since January
                                1992.

                                                                        ANNEX IV

                               DISSENTERS' RIGHTS

                                SUBCHAPTER XIII
                       SECTIONS 180.1301 THROUGH 180.1331
                                     OF THE
                       WISCONSIN BUSINESS CORPORATION LAW

     180.1301 DEFINITIONS. IN SS. 180.1301 TO 180.1331:

     (1) "Beneficial shareholder" means a person who is a beneficial owner of shares held by a nominee as the shareholder.

     (1m) "Business combination" has the meaning given in s. 180.1130(3).

     (2) "Corporation" means the issuer corporation or, if the corporate action giving rise to dissenters' rights under s. 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.

     (3) "Dissenter" means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under s. 180.1302 and who exercises that right when and in the manner required by ss. 180.1320 to 180.1328.

     (4) "Fair Value", with respect to a dissenter's shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. "Fair value", with respect to a dissenter's shares in a business combination, means market value, as defined in s. 180.1130(9)(a) 1 to 4.

     (5) "Interest" means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.

     (6) "Issuer Corporation" means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action. (Last amended by Act 16, L. '91, eff. 5-13-91.)

     180.1302 RIGHT TO DISSENT. -- (1) Except as provided in sub. (4) and s. 180.1008(3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

     (a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:

          1. Shareholder approval is required for the merger by s. 180.1103 or by the articles of incorporation.

          2. The issuer corporation is a subsidiary that is merged with its parent under s. 180.1104.

     (b) Consummation of a plan of share exchange if the issuer corporation's shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

     (c) Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:

          1. A sale pursuant to court order.

          2. A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

     (d) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

     (2) Except as provided in sub. (4) and s. 180.1008(3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter's shares because it does any of the following:

          (a) Alters or abolishes a preferential right of the shares.

          (b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

          (c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

          (d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

          (e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under s. 180.0604.

     (3) Notwithstanding sub. (1)(a) to (c), if the issuer corporation is a statutory close corporation under ss. 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1)(d) or (2) or s. 180.1803, 180.1813(1)(d) or (2)(b), 180.1815(3) or
180.1829(1)(c).

     (4) Except in a business combination or unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.

     (5) Except as provided in s. 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under ss. 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement under the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation. (Last amended by Act 16, L. '91 eff. 5-13-91.)

     180.1303 DISSENT BY SHAREHOLDERS AND BENEFICIAL SHAREHOLDERS. -- (1) A shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a shareholder who under this subsection asserts dissenters' rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

          (a) Submits to the corporation the shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters' rights.

          (b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.

     180.1320 NOTICE OF DISSENTERS' RIGHTS. -- (1) If proposed corporate action creating dissenters' rights under s. 180.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters' rights under ss. 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.

     (2) If corporate action creating dissenters' rights under s. 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with s. 180.0141, all shareholders entitled to assert dissenters' rights that the action was authorized and send them the dissenters' notice described in s. 180.1322.

     180.1321 NOTICE OF INTENT TO DEMAND PAYMENT. -- (1) If proposed corporate action creating dissenters' rights under s. 180.1302 is submitted to vote at a shareholders' meeting, a shareholder or beneficial shareholder who wishes to assert dissenters' rights shall do all of the following:

          (a) Deliver to the issuer corporation before the vote is taken written notice that complies with s. 180.0141 of the shareholder's or beneficial shareholder's intent to demand payment for his or her shares if the proposed action is effectuated.

          (b) Not vote his or her shares in favor of the proposed action.

     (2) A shareholder or beneficial shareholder who fails to satisfy sub. (1) is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

     180.1322 DISSENTERS' NOTICE. -- (1) If proposed corporate action creating dissenters' rights under s. 180.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders and beneficial shareholders who satisfied s. 180.1321.

     (2) The dissenters' notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders' meeting or without a vote of shareholders, whichever is applicable. The dissenters' notice shall comply with
s. 180.0141 and shall include or have attached all of the following:

          (a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

          (b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

          (c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before that date.

          (d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered.

          (e) A copy of ss. 180.1301 to 180.1331.

     180.1323 DUTY TO DEMAND PAYMENT. -- (1) A shareholder or beneficial shareholder who is sent a dissenters' notice described in s. 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters' notice described in s. 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice under s. 180.1322(2)(c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

     (2) A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

     (3) A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters' notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters' notice is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

     180.1324 RESTRICTIONS ON UNCERTIFICATED SHARES. -- (1) The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under s. 180.1326.

     (2) The shareholder or beneficial shareholder who asserts dissenters' rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

     180.1325 PAYMENT. -- (1) Except as provided in s. 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with s. 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (2) The payment shall be accompanied by all of the following:

          (a) The corporation's latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

          (b) A statement of the corporation's estimate of the fair value of the shares.

          (c) An explanation of how the interest was calculated.

          (d) A statement of the dissenter's right to demand payment under s.
     180.1328 if the dissenter is dissatisfied with the payment.

          (e) A copy of ss. 180.1301 to 180.1331.

     180.1326 FAILURE TO TAKE ACTION. -- (1) If an issuer corporation does not effectuate the corporate action within 60 days after the date set under s.
180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters' notice under s. 180.1322 and repeat the payment demand procedure.

     180.1327 AFTER-ACQUIRED SHARES. -- (1) A corporation may elect to withhold payment required by s. 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters' notice under s. 180.1322(2)(c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand under s. 180.1328 if the dissenter is dissatisfied with the offer.

     180.1328 PROCEDURE IF DISSENTER DISSATISFIED WITH PAYMENT OR OFFER. -- (1) A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter's estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under s. 180.1325, or reject the offer under s. 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

          (a) The dissenter believes that the amount paid under s. 180.1325 or offered under s. 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

          (b) The corporation fails to make payment under s. 180.1325 within 60 days after the date set under s. 180.1322 for demanding payment.

          (c) The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under s. 180.1322 for demanding payment.

     (2) A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with s. 180.0141.

     180.1330 COURT ACTION. -- (1) If a demand for payment under s. 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under s. 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.

     (4) The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

          (a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.

          (b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter's notice under s. 180.1322(2)(c), for which the corporation elected to withhold payment under
     s. 180.1327.

     180.1331 COURT COSTS AND COUNSEL FEES. -- (1)(a) Notwithstanding ss. 814.01 to 814.04, the court in a special proceeding brought under s. 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).

     (b) Notwithstanding ss. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent what the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under s. 180.1328.

     (2) The parties shall bear their own expenses of the proceeding, except that, notwithstanding ss. 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

          (a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with ss. 180.1320 to 180.1328.

          (b) Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

     (3) Notwithstanding ss. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.